As filed with the Securities and Exchange Commission on August 28, 2006
(Registration No. 333-135855)

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SB-2
(Amendment No. 1)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INNOFONE.COM, INCORPORATED
(Name of small business issuer in its charter)

Nevada	7389	98-2020313
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1431 Ocean Avenue, Suite 1100
Santa Monica, CA 90401
(310) 458-3233
(Address and telephone number of principal executive offices)

Mr. Alex Lightman
Chief Executive Officer and President
1431 Ocean Avenue, Suite 1100
Santa Monica, CA 90401
Phone (310) 458-3233
Fax (310) 458-2844
(Name, address and telephone number of agent for service)

Copy of all communications to:

Arthur Marcus, Esq.
Peter J. Gennuso, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, NY 10022
Ph. (212) 752-9700
Fax: (212) 980-5192

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)		Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value, issuable upon conversion of Series A Convertible Preferred Stock	41,300,000	(3)	$1.12	$46,256,000	$4,949.39
Common Stock, $0.001 par value	11,150,000	(4)	$1.12	$12,488,000	$1,336.22
			Previously Paid*		$1,540.16
			Total Fee		$4,745.45	*

* Amount was previously paid to the SEC on March 29, 2006.

** Amount was previously paid to the SEC on July 19, 2006.

(1) The shares of our Common Stock being registered hereunder are being registered for resale by the selling stockholder named in the prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the closing price of $1.12 on the OTC Bulletin Board on July 11, 2006.

(3) Represents shares of our Common Stock issuable upon the conversion of our Series A Convertible Preferred Stock. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(4) Represents (i) 3,600,000 shares of common stock issued to Mr. Alex Lightman, our Chief Executive Officer, President and a Director; (ii) 200,000 shares of common stock issued to Mr. Gerard Casale, our General Counsel and Vice President of Business and Legal Affairs; (iii) 500,000 shares of common stock issued to Mr. Lawrence Hughes; (iv) 5,000,000 shares of common stock issued to Cogent Capital Financial, LLC; (v) 1,850,000 shares of common stock issued to Cogent Capital Investments, LLC.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, August 28, 2006

PROSPECTUS
52,450,000 SHARES

INNOFONE.COM, INCORPORATED
COMMON STOCK

This prospectus relates to the resale of up to 52,450,000 shares of our Common Stock, par value $0.001 per share (“Common Stock”), consisting of (i) 41,300,000 shares issuable upon conversion of our Series A Convertible Preferred Stock, $0.01 par value per share, issued to Cogent Capital Financial, LLC (“CCF”); (ii) 5,000,000 shares issued to CCF; (iii) 1,850,000 shares issued to Cogent Capital Investments, LLC, an affiliate of CCF (“CCI”); (iv) 3,600,000 shares issued to Mr. Alex Lightman, our Chief Executive Officer and a Director (“Lightman”); (v) 200,000 shares issued to Mr. Gerard Casale, our General Counsel, Vice President of Business and Legal Affairs (“Casale”); and (vi) 500,000 shares issued to Mr. Lawrence Hughes (“Hughes”) (Hughes, with CCF, CCI, Lightman, Casale and Hughes, collectively the “selling securityholders”). The Selling Securityholders may sell their common stock from time to time at prevailing market prices.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “INFN.” On August 24, 2006, the closing price as reported was $.95 per share. Since our Common Stock trades below $5.00 per share, it is considered a "penny stock" and is subject to SEC rules and regulations that impose limitations on the manner in which it can be publicly traded.

The selling securityholders, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling securityholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agreed to pay the expenses of registering the foregoing shares of our Common Stock.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August __, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the selling securityholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Innofone.com, Incorporated, or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the selling securityholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

       This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

TABLE OF CONTENTS

Prospectus Summary	1
The Offering	3
Cogent Transaction Summary	4
Summary Financial Information	5
Risk Factors	6
Special Note Regarding Forward-Looking Statements	11
Use of Proceeds	11
Market for Our Shares	12
Management's Discussion and Analysis of Financial Condition and Results of Operations	13
Business	19
Description of Property	23
Legal Proceedings	23
Management	24
Executive Compensation	25
Security Ownership of Certain Beneficial Owners and Management	26
Certain Relationships and Related Transactions	27
Description of Securities	28
Transfer Agent	28
Shares Eligible for Resale	28
Selling Securityholders	29
Plan of Distribution	31
Legal Matters	32
Experts	32
Where You Can find Additional Information	32
Index to Financial Statements	F-1

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes. In this prospectus, “we”, “us,” “Company” and “our”, refer to Innofone.com, Incorporated, unless the context otherwise requires. Unless otherwise indicated, the term “year,” “fiscal year” or “fiscal” refers to our fiscal year ending June 30th. Unless we tell you otherwise, the term “common stock” as used in this prospectus refers to our Common Stock.

History

On August 8, 2005, Innofone.com, Incorporated (“Innofone,” “we,” “us” and “our”) entered into a stock purchase agreement with Mr. Alex Lightman, our President and Chief Executive Officer, to purchase 100% of the issued and outstanding shares of IPv6 Summit Inc. (“IPv6 Summit”), an entity engaged in developing new technology referred to as Internet Protocol version 6. At the time of the Agreement, Mr. Lightman was the President, Treasurer, Director and sole shareholder of IPv6 Summit and was not an officer or director of Innofone. Pursuant to the agreement, on October 12, 2005 we issued to Mr. Lightman a promissory note in the principal amount of $1,000,000 with interest at the rate of four percent (4%) per annum. On October 17, 2005, we amended and restated Mr. Lightman's promisory note to provide for a repayment schedule which will coincide with our receipt of funds under our current financing arrangement with four investors. Further, we issued to Mr. Lightman approximately 33,333,000 shares of our restricted common stock. As a result of the stock purchase agreement, IPv6 Summit became our wholly owned subsidiaryInnofone. Prior to this acquisition, we operated as a holding company for companies involved in technology and financial services.

Overview

The Internet as we know it today is based on Internet Protocol version 4, more commonly referred to as IPv4, a 32-year-old protocol. The IPv4 Internet is beginning to receive a major upgrade, with a new format for packets of data called Internet Protocol version 6, or IPv6. We believe that IPv6, sometimes called the New Internet, presents many new business opportunities, in roughly the same manner that the existing Internet did when it first hit the mainstream in the mid-1990s.

We offer three related services that are relevant to IPv6: consulting, training and conference management; we are in the process of developing a fourth service, testing. Our consulting and training is for businesses seeking consulting and training services largely related to the creation of corporate business plans defining the migration or transition from the current IPv4 environment to a future Ipv6 Internet environment. Conferences are those events we host through our IPv6 Summit, Inc. subsidiary which tyipically occur one per calendar quarter and have typically 400-500 attendees mainly from corporations seeking to gain current information on IPv6 and network with others regarding the business of the Internet. Testing will be a service we hope to provide by year end 2006 in conjunction with Spirent Federal and will involve the testing and certification of electronic equipment and appliances which will be capable of being deployed in the Ipv6 environment. We believe that we have deep expertise in these areas and hope to further expand these services. We are also in the early stages of a developing IPv6-related technology and have hired a Director of Product Development to assist in developing a strategy plan on developing our own IPv6 products in the future. These products might include secure email systems, wireless networks, mobile virtual networks and payment systems all using IPv6 and other technologies. We envision our IPv6 technology will be utilized in connection with our consulting, training and conference management services. We currently derive 80% of our revenue from our conference management services and 20% of our revenues from our consulting services. We anticipate generating additional revenues from our consulting in 2006. Our training services to date have not generated any revenues. However, we have incurred losses since inception and our common stock is subject to certain rules and regulations pertaining to "penny stocks". We incurred net losses in fiscal 2005 of $681,000. In addition, we expect to increase our infrastructure and operating expenses to fund our anticipated growth. We have a history of net loss and our net loss totaling $6,797,163 and $8,788,592 for the three and nine months ended March 31, 2006, increased by $6,798,948 and $8,784,625 compared to the same periods of the prior year. Further, we have an accumulated deficit of $14,874,834 for the year ended June 30, 2005.

We began our conference services from our date of incorporation, July 2003 after our Chief Executive Officer and a former employee successfully organized the first IPv6 Summit in the United States that attracted over 300 people. Revenue comes from charging individuals and corporations an admission fee of approximately $200 to $500 per person for each event and from charging corporations from $4,000 to $18,000 each for sponsorship that include an exhibit booth. There are slight variations to these charges depending on how many benefits are included.

We began offering our training services with the US IPv6 Summit in December 2003 with a tutorial that preceded the three-day IPv6 Summit by adding a day of activity for people who needed initial training, and who wanted to know more about security than could be described in the Summit format. We added a separate training event, the Federal Chief Information Officer workshop, in October 2005. We anticipate that revenues from training services will come from admission fees to the events and are in the hundreds of dollars per person.

We began offering our consulting services in August 2005 with the sales of consulting agreements by our Chief Executive Officer domestically to the US Department of Defense IPv6 Transition Office, as a subcontractor to SI International, and Juniper Networks and internationally to North Atlantic Treaty Organization. Revenues from consulting are based on man-days and/or negotiated fees typically in the tens of thousands of dollars per engagement, with engagements in discussion in the hundreds of thousands of dollars.

We are in the early phases of developing our testing services. No revenues have been received, though we have received interest from a large public company to provide free test equipment. Testing revenues will not be generated until our test center is built and the first customers contracted. Revenues will come from a fixed price schedule with payments in the thousands to tens of thousands of dollars per product or service tested in our lab.

Transition to IPv6

Simply put, one of the limitations of today's Internet is a shortage of addresses, so that the hardware or software equivalents of “middle men” are put into the system to let many people use one address, not unlike the old telephone party lines, where many people had the same “number,” and everyone could listen in. The party line system had the advantage that a lot of people could be connected with few switched lines, but led to problems, such as lack of security. There was no way to assure that one person would be speaking with only one person at the other end. When every phone user got his/her own address, it led to many great new capabilities - such as privacy, the ability to deliver new services such as telefax messages to a particular person, and the ability to go mobile with cell phones, and caller ID, which enabled people to screen their calls, accepting only those they wanted to at that moment.

Similarly, the IPv6 will give everyone his or her personal address (or thousands of them, as needed), which enables the potential for “end-to-end” connectivity. Each individual can know for certain who the specific receiver at the other end is, and this allows the system to check for service quality, and allows much easier mobile use and roaming. Furthermore, this connectivity facilitates multiple layers of individual security measures rather than today's firewalls or network address translation, which offer little protection once a hacker has broken through the protective wall. The difference between the New Internet and the existing one is thought by some to be as dramatic as the difference between the phones with individual numbers that we have today and the phones with party lines of yesteryear.

The first major customers for the New Internet in the US were the Department of Defense, which in June 2003 mandated a transition within the Department that would make it “IPv6-capable” by 2008, and the Office of Management and Budget, on behalf of the Federal Government, which recently also mandated transition to IPv6, and the hundreds of large companies that supply these two entities. Many, but not all, major technology companies have appointed IPv6 points of contact and developed IPv6-related marketing messages, including Microsoft, Cisco, Juniper, Nokia, Hewlett-Packard and about fifty others in the US.

In 2005, as in 1995, we believe that the IPv6 space was occupied by first movers that both take advantage of the opportunities offered by the new technology and have a sound business plan to offer needed products and services to the United States and global markets. It is forecast that IPv6 will see some of the same rapid rise as the existing Internet did between 1995 and 2000, quickly growing from millions to billions, and potentially trillions of dollars in global revenues impacted by the Internet. The Japanese government, for instance, which has done a great deal of research into the upcoming IPv6 market, estimates the market size of IPv6-ready goods/services in the year 2010 to be 170 trillion yen, or about $1.55 trillion in US currency.

We are facilitating this transition by offering our conference management, consulting and training services to government entities and corporations. Specifically, we offer a full range of services to help government organizations and Fortune 1000 companies conduct the transition. Further, we intend to develop products to enable the transition (including servers, routers, software and other network infrastructure, estimated at hundreds of billions of dollars over the next decade.

We will offer and manage our consulting, training and conference management services from two corporate offices: our corporate headquarters in Santa Monica, California, and our Eastern Office in Northern Virginia.

Recent Developments

On August 4, 2006, Innofone completed the acquisition of Mobile Technology Group, Inc. (“MTG”) through the merger of MTG into a newly formed wholly-owned subsidiary of Innofone pursuant to an Agreement and Plan of Merger, dated July 1, 2006 (the “Agreement”). In accordance with the terms and provisions of the Agreement, in exchange for all for of the capital stock of MTG, Innofone paid (a) $7,500 in cash; and (b) issued a total of 1,441,441 shares of its common stock valued at the time of the execution of the Agreement at $1,500,000.00 (the “Common Stock”). All of the shares issued to pursuant to the Agreement carried a restricted securities legend. The Company did not receive any proceeds from the sale of the shares. The Company did not use any underwriter or broker-dealer in connection with the issuance of the shares and except for certain legal fees and stock transfer agent fees, no other material costs or expenses were incurred in connection with the issuance of the shares. The shares issued to the MTG Shareholders were issued under a claim of exemption pursuant to Section 4(2) of the Securities Act of 1933.

Further, upon the effective date of the merger, the officers and directors of MTG became the officers and directors of the surviving company. Specifically, Kirk Anderson, James Tyner, and Ricardo Micheri, all former officers of MTG, are now officers and directors of the surviving company. Innofone has agreed to enter into employment agreements with Messrs. Anderson, Tyner, and Micheri. The Company anticipates entering into these employment agreements in the near future. Further, the parties to the Agreement acknowledged that potential conflicts may arise by virtue of the fact that Gerard N. Casale Jr. is a shareholder of both MTG and Innofone and has also acted in the past as corporate counsel to MTG and is currently General Counsel and Vice President of Business & Legal Affairs at Innofone. Accordingly, Gerard N. Casale Jr. abstained from any affirmative vote or consent or approval of the Agreement or the contemplated subject merger transaction.

On August 8, 2006, we issued a promissory note to Keiran Gaffney-Weinroth and Paul Weinroth (collectively the “Weinroths”) in the principal amount of $50,000, with interest at 10% per annum. The Maturity Date of the note is the earlier of: (a) one (i) year from the date of issuance; or (b) December 1, 2007. We may, at your option, prepay any and all of the amounts owing under the note, in full or the part, without penalty. In connection with the issuance of the note, we issued a five-year warrant to the Weinroths for the right to purchase 75,000 shares of our common stock at $1.00 per share. We have granted certain piggyback registration rights with respect to the shares underlying the warrant. Moreover, the note is secured by approximately $200,000 worth of our restricted common stock and $200,000 worth restricted common stock owned by Mr. Alex Lightman, our Chief Executive Officer and President.

On July 10, 2006, we issued a promissory note to 55 South Investments in the face amount of $500,000, with interest at 12% per annum. The Maturity Date shall be the earlier of: (a) one (1) year from the commencement of that certain equity swap transaction (“Swap”) whereby 30 days have expired thereafter the date in which the Company is granted effectiveness by the Securities and Exchange Commission on a registration statement filed pursuant to certain agreements made in connection with an equity swap made by and between the Company and Cogent Capital Financial, LLC and its affiliates as of June 2, 2006 (defined herein as the “Swap Start Date”); or (b) December 1, 2007, whichever is earlier. Repayment of the Principal by Innofone to the Holder shall commence within ten (10) days of the Swap Start Date and shall continue thereafter in equal pro rata monthly installments on the same date of each subsequent month thereafter for the successive eleven (11) months thereafter the Swap Start Date and continue until all principal payments are paid in full. The Principal shall be repaid in full no later than the Maturity Date. Should the Swap Start Date not occur prior to the Maturity Date, then the entirety of Principal shall be due and payable to Holder on the Maturity Date. Further Innofone may, at its option, prepay all amounts owing under this Note prior to the Maturity Date, in whole or in part, without payment of any premium or penalty, after giving written notice thereof to the Holder at least one (1) day prior to the date selected for prepayment. In connection with the issuance of the note, we issued (i) a five-year warrant to 55 South Investments for the right to purchase up to 2,000,000 shares of common stock at $1.00 per share; and (ii) a five year warrant to Millennium Investment Services, Inc., an affiliate of 55 South, for the right to purchase 500,000 shares of common stock at $1.00 per share. We have granted certain piggyback registration rights with respect only to the shares underlying the warrant issued to 55 South. The note is secured with approximately $2,000,000 worth of our restricted common stock and $2,000,000 worth of restricted common stock owned by Mr. Lightman, our Chief Executive Officer and President. On July 14, 2006, we issued an additional promissory note for $500,000 on the same terms. In connection with the issuance of the note, we issued 55 South Investments a five year warrant to purchase up to $2,000,000 shares of common stock at an exercise price of $1.00 per share. The Company has the right to redeem 1,400,000 of such warrants for $250,000 until July 13, 2007 except for the right to redeem a portion of the warrants, the deal is on the same terms as the July 10th transaction. We have granted certain demand registration rights with respect to all shares issued as security under the notes. Further, we have agreed to pay to 55 South approximately $40,000 representing an origination fee and a due diligence fee.

On May 25, 2006, we entered into a Letter Agreement (“Agreement”) with the NIR Group for the repayment (the “Repayment”) of certain notes (“Notes”) and cancellation of certain warrants (“Warrants”) issued on or about August 31, 2005 and October 31, 2005 pursuant to that certain Securities Purchase Agreement (the “SPA”) by and between Innofone and AJW Partners, LLC (“Partners”), New Millennium Capital Partners, II, LLC (“Millennium”), AJW Offshore, Ltd. (“Offshore”) and AJW Qualified Partners, LLC (“Qualified, with Partners, Millennium and Offshore, collectively, the “NIR Group”). The Repayment was applied to the outstanding principal and interest owing under the Notes and as consideration for the cancellation of the Warrants issued to the NIR Group, and the termination of any and all UCC-1s filed in favor of NIR. Further, in connection with the SPA, Notes and Warrants, the following ancillary documents were executed and/or filed: (1) Guaranty and Pledge Agreement, dated August 31, 2005, by and between Innofone, Mr. Alex Lightman, Innofone’s President and Chief Executive Officer, and NIR (“Pledge Agreement”); (2) Security Agreement by and between Innofone and NIR, dated August 31, 2005 (“Security Agreement”); and (3) UCC-1 Financing Statements (“UCC-1s”) filed by NIR in Nevada (the Notes, SPA, Warrants, Pledge Agreement and Security Agreement are referred to collectively as “Original Documents”).

In connection with the Repayment, Innofone and NIR executed and delivered the Agreement, a new promissory note (the “New Notes”), a new stock purchase warrant (the “New Warrants”), and a new registration rights agreement (“New Registration Agreement”) (the Agreement, New Notes, New Warrants and New Registration Agreement and the UCC-3s shall be referred to collectively as the “New Documents”, each of which is filed herewith as an Exhibit). Further, NIR is required to file UCC-3 Termination Statements (“UCC-3s”) necessary to terminate any perfected security interest they had obtained pursuant to the Security Agreement.

The terms of the Repayment, as provided in the Agreement are as follows: (a) upon signing of Agreement, Innofone made a cash Payment to NIR in the amount of $2,635,400 to be applied to the repayment of all amounts of principal and interest owing and outstanding under the Notes; (b) upon signing of the Agreement, Innofone issued to NIR the New Notes in the aggregate amount of $1,200,000. The New Notes are self-amortizing over a one-year time period commencing on July 1, 2006, with each installment payment, of $100,000 in the aggregate for all New Notes, due on the twelve consecutive monthly anniversaries beginning July 1, 2006. The New Notes may be prepaid by Innofone at anytime without penalty; (c) upon signing of the Agreement, Innofone shall issued to NIR the New Warrants exercisable into an aggregate of 750,000 shares of Innofone’s Common Stock (the “Warrant Shares”). The New Warrants shall have a term of five years and an exercise price equal to $1.79. The New Warrants may be exercised on a cashless basis only in the event that there is no effective registration statement covering the Warrant Shares. NIR may exercise the New Warrants by utilizing any amounts still owing under the New Notes. Innofone may buy back all of the New Warrants from NIR for an aggregate of $100,000 at any time prior to the New Warrants being exercised; (d) upon signing of the Agreement, Innofone and NIR executed and delivered the New Registration Agreement providing for the registration of the Warrant Shares with the Securities and Exchange Commission. The New Registration Agreement provides for one piggyback registration right no sooner than six months from the date of hereof; (e) NIR agrees not to sell Innofone's Common Stock short, either directly or indirectly through its affiliates, principals or advisors; (f) the Original Documents were terminated in all respects, and were rendered null and void and no longer binding NIR or Innofone to any obligations, duties and responsibilities contained therein. Further, NIR and Innofone mutually agree that the New Documents shall supersede the Original Documents in all respects; (g) Innofone filed a Form AW to withdraw the Registration Statement on Form SB-2 currently on file with the Securities and Exchange Commission covering the shares of common stock underlying the Notes and the Warrants; (h) All security interests perfected by NIR on the “Collateral” (as defined in the Security Agreement), pursuant to the Original Documents, including the Security Agreement, shall be terminated. Accordingly, NIR agreed to file within (2) days of the Agreement, UCC-3 Termination Statement.

On April 27, 2006, Innofone entered into a term sheet with Mr. Lawrence Hughes providing for an investment by Mr. Hughes in the aggregate amount of $4,000,000 in exchange for approximately 3,478,260 shares of Innofone’s restricted common stock at $1.15 per share. We have agreed to register 500,000 shares of common stock, which are included in this prospectus. Further, pursuant to the term sheet, Innofone is to issue a warrant to purchase 400,000 shares of Innofone’s restricted common stock at an exercise price equal to eighty percent (80%) of the five (5) day trading average close price of Innofone’s common stock. Definitive agreements between Innofone and Mr. Hughes are intended to be executed as soon as possible.

On October 18, 2005, we completed the relocation of our corporate headquarters to 1431 Ocean Avenue, Suite 1100, Santa Monica, California 90401 from 3470 Olney-Laytonsville, Road, Suite 118, Olney, Maryland 20832.

On March 20, 2006, we entered into a transaction with Digital Presence, Inc., a recently formed Delaware corporation, whereby we agreed to purchase up to 66.67% of the total issued and outstanding common stock shares of Digital Presence, Inc. in return for cash investment of a total of $300,000  made in three (3) installment payments commencing on execution and ending on or about June 15, 2006.  Digital Presence, Inc. is an entity which was formed for the purpose of creating a scalable and addressable IPv6 identity registry for application in various industries and government.  Digital Presence, Inc. will be managed by employees other than those of Innofone but Innofone has the ability to elect one (1) member of the Board of Directors of Digital Presence, Inc. and maintains other rights, preferences and privileges through the subject investment. We have paid $175,000 of the $300,000 and intend to pay the balance prior to August 31, 2006.

Our headquarters are located at 1431 Ocean Ave., Suite 1100, Santa Monica, CA 90401 and our telephone number at that address is (310) 458-3233. We maintain five web sites at www.usipv6.com , www.coalitionsummit.com , www.innofone.net ,  www.v6tranistion.com and www.v6training.com . Information on our web sites is not a part of this prospectus.

THE OFFERING

SHARES OUTSTANDING
PRIOR TO OFFERING

Common Stock, $0.001
par value	74,435,328

Common Stock Offered
by Selling Securityholders	52,450,000

Use of Proceeds	We will not receive any proceeds from the sale by the selling securityholders of shares in this offering

See “Use of Proceeds.”

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Symbol	INFN

Executive Offices
Our executive offices are located at 1431 Ocean Avenue, Suite 1100, Santa Monica, California 90401. Our telephone number is (310) 458-3233 and our five websites are: www.usipv6.com, www.coalitionsummit.com, www.innofone.net, www.v6tranistion.com and www.v6training.com.The information on our websites is not part of this prospectus.

COGENT TRANSACTION SUMMARY

As more fully described in this prospectus, on June 2, 2006, pursuant to a securities purchase agreement, we sold in a private placement to Cogent Capital Investments LLC (“CCI”) (i) 1,850,000 shares of our common stock (“Common Stock”) and (ii) 4,815,000 shares of our Series A Convertible Preferred Stock (“Preferred Stock”) for an aggregate purchase price of $50,000,000, which was paid in the form of U.S. Treasury Bonds (the “Bonds”). Pursuant to an Amended and Restated Certificate of Designation filed by Innofone, the Preferred Stock issued to Cogent has no voting rights, no dividend rights (unless the Board of Directors elects otherwise) and each shares of Preferred Stock shall be convertible into ten (10) shares of Common Stock, subject to certain adjustments (“Conversion Ratio”). Further, no sooner than two years after June 2, 2006, the issuance date, Innofone has the option to redeem all (but not less than all) of the outstanding Preferred Stock by paying in cash the market price (the trailing ten (10) average of the Common Stock) multiplied by the Conversion Ratio. The Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, senior to any other security issued by Innofone.

Concurrently with the consummation of the private placement to CCI, we entered into an equity swap transaction with Cogent Capital Financial LLC (“CCF”), an affiliate of CCI (the “Equity Swap”). The Equity Swap is a fixed versus floating price swap with respect to a notional amount of 37,500,000 shares of our Common Stock, with CCF being the floating equity price payor and Innofone being the fixed equity price payor. The fixed price under the Equity Swap is $1.333 per share. The Equity Swap has a maturity date of December 2, 2010, though under certain conditions this date can be extended, and provides for periodic settlements and reductions of the notional amount of the Equity Swap over a 30 month period, provided that Innofone has satisfied certain conditions. Among these conditions is a requirement that Innofone maintain an effective registration statement with respect to specified portions of the Common Stock purchased by CCI and the Common Stock into which the Preferred Stock purchased by CCI is convertible. The portion of such Common Stock to be covered by the registration statement increases over a 30 month period to a maximum of 55,000,000 shares. This registration statement is being provided by Innofone to satisfy, on an initial basis, this condition of the Equity Swap. Continued satisfaction of this condition will depend on the maintenance of this registration statement and the provision at later dates of one or more additional registration statements. To secure Innofone’s performance of the Equity Swap, Innofone has pledged to CCF, and deposited in a custodian account subject to a lien in favor of CCF, the Bonds. As the notional amount of the Equity Swap is reduced, a corresponding portion of the pledged Bonds are to be released to Innofone, subject to any required partial settlement of the Equity Swap resulting from the reduction in the notional amount.

In connection with and as consideration for CCF's obligations under the Equity Swap, Innofone paid to CCF an initial amount consisting of (i) $568,780 (out of approximately $1,375,999 to be paid); (ii) 5,000,000 shares of Common Stock; and (iii) a warrant to purchase 5,000,000 shares of Common Stock, during a 5-year term, at an initial exercise price per share of $1.20. The remaining approximately $831,250 (of the $1,375,000) due is accruing interest and will be deducted and paid from the first 3 collateral releases.  Innofone and CCF entered into a registration rights agreement granting CCF certain demand and piggyback registration rights with respect to these shares of Common Stock.

SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for our company as provided in the year end financial statements of IPv6 Summit and the nine months ended March 31, 2006 on a condensed consolidated basis to include Innofone.com. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

	For the Nine Months Ended March 31, 2006 (Unaudited)	For the Year Ended June 30, 2005 (Audited)

Revenues	$467,693	$545,588

Cost of Revenues	$85,592	$118,164

Selling General Administrative Expense	$2,470,164	$466,913

Net loss	$(8,788,592)	$(55,469)

Basic Net loss per share	(0.16)	(0.03)

Weighted average common shares outstanding	56,193,242	2,000,000

Condensed Consolidated Balance Sheet Data

	As of March 31, 2006 (Unaudited)	As of June 30, 2005 (Audited)

Total Current Assets	$873,704	$82,389

Current liabilities	$730,966	$60,782

Total Liabilities	$10,288,653	$60,782

Stockholders' equity (deficit)	$(9,388,424)	$21,607

RISK FACTORS

You should carefully consider the risks described below before buying shares of our Common Stock in this offering. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses to date and cannot assure that we will be profitable in the foreseeable future. We make various statements in this section which constitute “forward-looking” statements under Section 27A of the Securities Act.

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED HISTORICAL LOSSES AND WE MAY NOT BE ABLE TO GENERATE PROFITS, SUPPORT OUR OPERATIONS, OR ESTABLISH A RETURN ON INVESTED CAPITAL.

We incurred net losses in fiscal 2005 of $681,000. In addition, we expect to increase our infrastructure and operating expenses to fund our anticipated growth. For the nine months ended March 31, 2006, we incurred net losses of $8,788,592. We may not be able to generate profits in 2006 or thereafter and may not be able to support our operations, or otherwise establish a return on invested capital. We cannot assure you that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

WE EXPECT OUR OPERATING LOSSES TO CONTINUE AND WE CAN NOT ASSURE YOU THAT WE WILL EVER GENERATE SIGNIFICANT REVENUES.

Innofone expects to incur increased operating expenses during the next year. The amount of net losses and the time required for Innofone to reach and sustain profitability are uncertain. The likelihood of Innofone's success must be considered in light of the problems, expenses, difficulties, and delays frequently encountered in connection with a new business, including, but not limited to uncertainty as to development and acquisitions and the time required for Innofone's planned production to become available in the marketplace. There can be no assurance that Innofone will ever generate significant revenues or achieve profitability at all or on any substantial basis which could cause a decrease in your entire investment in our shares.

WE HAVE A LIMITED AMOUNT OF CASH AND ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS. THEREFORE, FAILURE TO OBTAIN ADDITIONAL CAPITAL MAY RESULT IN US HAVING TO CURTAIL OUR BUSINESS.

We have a limited amount of available cash and will likely require additional capital to successfully implement our business plan.  Although, subject to our satisfying certain conditions under the Equity Swap (as defined below), including the effectiveness and maintenance of this registration statement, we will begin to have access to the $50 million in U.S. Treasury Bonds pledged to secure our obligations under the Equity Swap, such pledged bonds are to be released over a thirty (30) month period in specified percentages and in exact amounts per month that depend on our stock price and will be sufficient to sustain our operations for such 30 month period only if our stock price remains stable. There can be no assurance that we will be able to obtain additional funding when needed if needed, or that such funding, if available, will be obtainable on terms acceptable to us. Moreover, we are subject to certain restrictions in the Securities Purchase Agreement which may limit or prohibit us from raising additional funds through future equity and debt financings. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

WE RELY HEAVILY ON OUR MANAGEMENT, THE LOSS OF WHICH COULDHURT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

Our future success is dependent on having capable seasoned executives with the necessary business knowledge and relationships to execute our business plan. Accordingly, the services of our management and our board of directors are deemed essential to maintaining the continuity of our operations. If we were to lose their services, our business could beharmed. We have executed an employment agreement with Mr. Alex Lightman, our Chief Executive Officer, President, and Principal Accounting Officer, and with Mr. Gerard Casale, our Corporate Counsel and Vice Prsident of Business Affairs. Our performance will also depend on our ability to find, hire, train, motivate and retain other executive officers and key employees. The Company currently does not have a chief financial officer which requires that our chief executive officer, Alex Lightman, to perform those duties. To the extent that Mr. Lightman will have to perform the duties of the principal accounting officer, he will not be able to perform his duties as the chief executive officer and vice versa. We are currently searching for a chief financial officer.

We must continually implement and improve our services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. Any failure to implement and improve such operations could cause operating results and financial condition to worsen.

Further, our future success depends on the continued services of executive management. We currently maintain key-man insurance on certain executives, including Mr. Alex Lightman, our Chief Executive Officer, President, and Principal Accounting Officer. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. The loss of any of their services would be detrimental to us and could have aharmful effect on our business development

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT WHICH COULD SIGNIFICANTLY AFFECT OUR BUSINESS INITIATIVES WHICH COULD NEGATIVELY IMPACT YOUR INVESTMENT IN OUR SHARES.

We have competitors in each of our three business divisions. Our conference division competes with IPv6 Forum; our training division computers with Sunset Learning and Nativ6, and our consulting division competes with Booz Allen Hamilton, ST International, SRI and Lockheed Martin. Our competitors are larger, have substantially greater resources and better known brand and reputation. Our competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources than we can to developing and expanding our services. Such competitors could also attempt to increase their presence in our markets by forming strategic alliances with other competitors, by offering new or improved products or services by increasing their efforts to gain and retain market share through competitive pricing. As the market for our services matures, price competition and penetration into the market will intensify. There can be no assurance that we will be able to continue to compete successfully with existing or new competitors. Such competition may hamper our ability to generate profits.

RISK FACTORS AFFECTING OUR FUTURE RESULTS OF OPERATIONS

Due to our limited operating history, it is difficult to predict accurately future revenues. This may result in one or more future quarters where our financial results may fall below the expectation of management and investors. However firmly management may believe in its prospects, we could fail. Operating results may vary, depending upon a number of factors, many of which are outside our control. Material factors expected to impact our operating results include, legal costs expansion activities, increased interest and expenses for borrowings and possible hiring of additional full time employees. Every investor should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stage of development.

WE ARE ATTEMPTING TO EXPAND OUR BUSINESS AND ANY FAILURE TO DO SO COULD HURT OUR BUSINESS

We expect that expansion will be required to address potential growth. This need for expansion will continue to place a significant strain on our management and financial resources. Our business strategy includes entering into business partnerships and acquiring future businesses. We may be unable to complete suitable business partnerships and acquisitions on commercially reasonable terms, if at all. Competition could impair our ability to successfully pursue these aspects of this business strategy. Failure to manage growth or successfully pursue aspects of our business strategy could prevent us from generating revenues.

Business partnerships or acquisitions could disrupt ongoing business, distract management and employees and increase expenses. If we make an acquisition, we could face difficulties assimilating that company's personnel and operations. Key personnel of the acquired company may decide not to work for us. Acquisition of additional services or technologies also involves risk of incompatibility and lack of integration into existing operations. If we finance the acquisitions by issuing equity securities, this could dilute existing stockholders positions. Additionally, funding instruments may have rights, preferences or privileges senior to those of our stockholders, which would impact an investment in our shares.

WE HAVE LIMITED HISTORICAL FINANCIAL DATA WHICH MAKE IT DIFFICULT TO EVALUATE AN INVESMENT IN OUR SHARES

As a result of its limited operating history, we have limited historical financial data upon which to forecast revenues and results of operation. The actual effect of these factors on the price of stock will be difficult to assess. Results of operation may fall well below the expectations of and the trading price of our common stock may dropAs a result, any investment in our common stock could result in losses to the investor.

RISKS RELATED TO HOLDING OUR SECURITIES

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR SERIES A PREFERRED STOCK THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of June 2006, we have 4,815,000 Series A Convertible Preferred Stock, $0.01 par value per share, issued and outstanding which may be converted into an estimated 48,150,000 shares of our Common Stock at a conversion ratio of ten (10) shares of common stock for each shares of Series A Convertible Preferred Stock. Upon the effectiveness of this registration statement, 41,300,000 shares may be sold without restriction upon conversion. Further, shares of our common stock may be shorted which could depress the price of our stock. The sale of these shares may cause the market price of our Common Stock to decrease.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE SERIES A CONVERTIBLE PREFERRED STOCK MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS .

The issuance of shares upon conversion of the Series A Convertible Preferred Stock may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. The investors may convert their Series A shares at a conversion ratio equal to ten shares of common stock for each Series A share. The conversion of the Series A shares will represent approximately 39.28% of our issued and outstanding common stock.

THE PROCEEDS FROM THE PRIVATE PLACEMENT WITH COGENT CAPITAL INVESTMENTS LLC HAVE BEEN PLEDGED AS COLLATERAL FOR AN EQUITY SWAP AND THE AVAILABALITY OF THOSE PROCEEDS IS SUBJECT TO THE CONDITIONS OF AND OUR OBLIGATIONS UNDER THE EQUITY SWAP

As described more fully below under “Cogent Transaction”, concurrently with the consummation of the private placement of shares of our common stock and Series A Convertible Preferred Stock to Cogent Capital Investments LLC, we entered into an equity swap with Cogent Capital Financial LLC relating to a notional amount of 37,500,000 shares of our common stock.  To secure our performance under this equity swap, we pledged the $50,000,000 of U.S. Treasury securities we received as the purchase price in the private placement.  Our ability to access the pledged U.S. Treasury securities will depend on the satisfaction of various conditions under the equity swap as well as the ultimate determination of the fixed versus floating price settlement amounts due under the equity swap in connection with each reduction of the notional amount thereunder.  As a result, the portion of the pledged U.S. Treasury securities that we will be able to deploy for our operational needs is uncertain and may be reduced if we fail to satisfy the conditions under the equity swap or the settlement payments under the equity swap are not in our favor.

WE ARE SUBJECT TO PENNY STOCK REGULATIONS AND RESTRICTIONS.

Our common stock is approved for quotation on the NASD OTC Bulletin Board. Since our common stock trades below $5.00 per share (the last reported bid price for our common stock on July 11, 2006, was $1.12), it is considered a "penny stock" and is subject to SEC rules and regulations that impose limitations on the manner in which it can be publicly traded.

These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Potential investors in our common stock are urged to obtain and read this disclosure carefully before purchasing any shares that are deemed to be "penny stock." Also under these regulations, certain brokers who recommend a penny stock to persons other than established customers or certain accredited investors must make a special written suitability determination regarding the purchaser and receive the purchaser's written agreement to a transaction prior to sale. These procedures require the broker-dealer to:

•	obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;

•
reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions;

•	provide the investor with a written statement setting forth the basis on which the broker-dealer has made the determination of suitability; and

•	receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Our "penny stock" designation may adversely affect the development or continuation of the public market for our common stock.

BROKER-DEALER REQUIREMENTS MAY AFFECT TRADING AND LIQUIDITY.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stocks." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

• variations in our quarterly operating results;
• loss of a key relationship or failure to complete significant transactions;
• additions or departures of key personnel; and
• fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may cause our stock price to decline, regardless of our operating performance.

In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.

Assuming all of the 52,450,000 shares of common stock we are offering under this prospectus are sold in our offering, we would have 53,417,098 shares that are freely tradable without the requirement of registration under the Securities Act of 1933. 69,168,230 shares of our common stock are “restricted securities” as defined under Rule 144 of the Securities Act of 1933 and 5,586,224 remaining shares are a part of the public float for a total of 122,585,328 shares. Of these shares, approximately 46.28% of our shares are owned by our officers, directors or other “affiliates.” These individuals may only sell their shares, absent registration, in accordance with the provisions of Rule 144.

Restricted securities may only be publicly sold pursuant to registration under the Securities Act of 1933, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act of 1933. Rule 144 entitles each person holding restricted securities for a period of one year, and affiliates who own non-restricted shares of our common stock, to sell every three months in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of the shares of our common stock outstanding or, assuming the shares of common stock are then traded on Nasdaq, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates' shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

 Special Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project”, “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operation”. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our products and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling securityholders.

MARKET FOR OUR SHARES

Our common stock is currently quoted on the National Association of Securities Dealers Over the Counter Bulletin Board under the symbol “INFN” ("OTC Bulletin Board"). The common stock had previously been quoted on the OTC Bulletin Board and was delisted on September 1, 1999. From September 1, 1999 until the re-listing on the OTC Bulletin Board on March 27, 2001, our common stock was quoted in the over-the-counter Pink Sheets market in the United States.

The closing price of our common stock on the OTC Bulletin Board on August 23, 2006 was $.85 per share.

The price ranges of quotations in Innofone's common stock during the last two fiscal years and the subsequent interim period are as follows:

2006	High	Low

1/1/06-3/31/06	.60	.24
4/1/06-8/23/06	1.89	.60

2005	High	Low

1/1/05 - 3/31/05	.85	.85
4/1/05 - 6/30/05	1.69	1.50
7/1/05 - 9/30/05	2.50	2.36
10/1/05 - 12/31/05	1.64	.42

2004

1/1/04 - 3/31/04	2.50	2.35
4/1/04 - 6/30/04	2.50	2.35
7/1/04 - 9/30/04	2.50	2.35

As of August 23, 2006, we had issued and outstanding 74,435,328 shares of common stock, held by approximately 145 holders of record.  There have been no cash dividends declared by us since our inception.

The source of these high and low prices was the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

We currently have no compensation plans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-Looking Statements

The information set forth in this Management's Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) contains certain "forward-looking statements" including, among others (i) expected changes in Innofone's revenues and profitability, (ii) prospective business opportunities and (iii) Innofone's strategy for financing its business. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes", "anticipates", "intends" or "expects". These forward-looking statements relate to the plans, objectives and expectations of Innofone for future operations. Although Innofone believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, in light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this report should not be regarded as a representation by Innofone or any other person that the objectives or plans of Innofone will be achieved.

1. Overview

You should read the following MD&A in conjunction with the Consolidated Financial Statements and Notes thereto, and the other financial data appearing elsewhere in this Quarterly Report on Form 10-QSB.

Innofone's revenues and results of operations could differ materially from those projected in the forward-looking statements as a result of numerous factors, including, but not limited to, the following: the risk of significant natural disaster, the inability of Innofone to insure against certain risks, inflationary and deflationary conditions and cycles, currency exchange rates, changing government regulations domestically and internationally affecting the Internet, including various taxing authorities, VAT, OSHA, and general market conditions, competition and pricing, changes in external competitive market factors, termination of certain agreements, protocol, or inability to enter into strategic agreements, inability to satisfy anticipated working capital or other cash shortage requirements, changes in or developments under domestic or foreign laws, regulations, governmental requirements or in the IT industry, changes in Innofone's business strategy or an inability to execute its strategy due to unanticipated changes in the market. In light of these risks and uncertainties, there can be no assurance that actual results, performance or achievements of Innofone will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

The Internet as we know it today is based on Internet Protocol version 4, more commonly referred to as IPv4, a 32-year-old protocol. The IPv4 based Internet is beginning to receive a major upgrade, with a new format established in computer operating systems for packets of data called Internet Protocol version 6, or IPv6 (also called the “New Internet” when referring to a fully implemented IPv6 network environment). Simply put, one of the limitations of today's Internet is a shortage of addresses, so that the hardware or software equivalents of “middle men” are put into the system to let many people use one address, not unlike the old telephone party lines, where many people had the same “number,” and everyone could listen in. The party line system had the advantage that a lot of people could be connected with few switched lines, but led to problems, such as lack of security. There was no way to assure that one person would be speaking with only one person at the other end. When every phone user received their own address, it led to many great new capabilities - such as enhanced privacy, the ability to deliver new services such as telefax messages to a particular person, and the ability to go mobile with cell phones, and caller ID, which enabled people to screen their calls, accepting only those they wanted to at that moment.

The advantages of IPv6 over the existing IPv4 are significant and can be summarized as that which provides greater security, mobility, and ad hoc networking capability which is a temporary network link initiated for a particular purpose.. Specifically, IPv6 will give everyone his or her personal address (or thousands of them, as needed), which enables the potential for “end-to-end” connectivity. Each individual can know for certain who the specific receiver at the other end is which in turn allows the system to check for service quality and much easier mobile use and roaming. Furthermore, this connectivity facilitates multiple layers of individual security measures rather than today's firewalls or Network Address Translation, which offer little protection once a hacker has broken through the protective wall.

One new feature of IPv6 is the vast increase of trillions of Internet addresses, resulting in what will seem to be almost unlimited Internet Protocol (IP) address availability and which will enable each customer to have many such addresses for each cell phone, game console, home appliance, consumer electronics and automobiles in the household and/or at the office. Doing this today in the IPv4 environment is difficult and costly.

IPv6 is also more secure for wired and wireless communications in part because greater identity is possible with more addresses and in part because currently there are no known cases of spoofing an IPv6 address as occurs in IPv4. While being more secure, IPv6 will also provide greater access to mobile wireless online service, television and voice over Internet protocol (or “VoIP”) given its structure resulting in more mobile online users with greater overall trust in a secure network. Ultimately, even advanced online connections such as smart tags which utilize Radio Frequency Identification (RFID) to enable real-time inventory tracking will be able to be deployed in IPv6 efficiently and broadly. To do so under an IPv4 system would not be practical from a cost perspective.

We believe that IPv6 will present many new business opportunities in roughly the same manner that the existing Internet did when it first reached the mainstream in the mid-1990s. We intend to start addressing such business opportunities by initially focusing on training, consulting, testing and conference management, all related specifically to IPv6. By developing expertise and leadership in each of these areas, Innofone will gain the credibility needed in a newly developing IPv6 environment to allow later rapid growth in areas such as product development, services and strategic acquisitions. We are currently filling a void in our areas of expertise related to IPv6 in the United States. There are few competitors providing services to American businesses seeking advice on how to transition from IPv4 to IPv6. There are few competitorswhich understand the U.S. government's role in supporting IPv6. There are few competitors providing credible testing facilities for IPv6 enabled products. There are few competitors providing training to employees in American businesses on the IPv6 environment and its advantages, product possibilities and/or network solutions. By doing business in these areas with sparse competition and by holding regular summit conferences throughout the country, Innofone intends to take and maintain the lead in all business specifically related to IPv6.

Innofone currently offers and manages these services from two corporate centers: our corporate headquarters offices in Santa Monica, California and virtually through our Eastern seaboard based employees located in Northern Virginia. We intend to launch a Virginia office in the first quarter of 2006.

2. Business Combination

 On August 8, 2005, the Innofone.com entered into a stock purchase agreement with Mr. Alex Lightman, our Chief Executive Officer and President, to purchase 100% of the issued and outstanding shares of IPv6 Summit Inc. (“IPv6 Summit”), an entity engaged in providing conference management services related to Internet Protocol version 6 or IPv6. At the time of the Agreement, Mr. Lightman was the President, Treasurer, Director and sole shareholder of IPv6 Summit, and was neither an officer nor a director of Innofone. Pursuant to the Agreement, on October 12, 2005, which was amended on October 17, 2005, we issued to Mr. Lightman a promissory note in the principal face amount of $1,000,000 with interest at the rate of 4% per annum. Further, we issued to Mr. Lightman approximately 33,333,000 shares of our restricted common stock. As a result of the stock purchase agreement, IPv6 Summit became a wholly-owned subsidiary of Innofone. IPv6 has been accounted for as the accounting acquirer similar to a reverse merger transaction and the historical accounting information of IPv6 is now that of Innofone. As of March 31, 2006, we had made payments against Mr. Lightman's promissory note totaling $500,000 accordingly, our current balance owed to him totals $500,000.

 3. Current Business Operations

 We currently employ nine individuals in our Santa Monica, California headquarters offices located at 1431 Ocean Avenue, Suite 1100, Santa Monica, California 90401 and employ three individuals on the Eastern seaboard in and around the Northern Virginia area.

Innofone currently operates one wholly owned subsidiary, IPv6 Summit, Inc., based in Santa Monica, California and one division styled as “v6 Transition” which is based in Clifton, Virginia. V6 Transition will be managed by our Vice President of Consulting, Dale Geesey, through August 14, 2006. Mr. Geesey provided notice of his resignation as of June 15, 2006 with an effective date of August 14, 2006. Thereafter, James Bacchus will preside as Vice President of Consulting for our v6 Transition division in place of Mr. Geesey.

Innofone anticipates seeking certain other strategic acquisitions and investments over the next twelve months in an effort to increase overall operations. Our ability to execute this goal will be largely based upon whether we can raise adequate capital to successfully close such acquisitions.

IPv6 Summit, Inc. is currently our primary source of revenue and focus of operations. IPv6 Summit, Inc. organizes and produces conference events related to IPv6 technology and the transition from IPv4 to IPv6.

v6 Transition has begun organizing trainings, workshops, and consulting services related to IPv6. v6 Transition has announced a three-year series of Federal Chief Information Officer IPv6 Workshops with the first event having taken place in Arlington, Virginia on October 11, 2005 and our next event, the Federal IPv6 Summit to take place May 17, 2006 through May 19, 2006 in Reston, Virginia. v6 Transition completed the three consulting projects it initiated last quarter and has added an additional six consulting and/or training projects with Juniper Networks, Microsoft and Avocent.

We hired Michael Rousey as Director of Account Management for our v6 Transition consulting division as of January 16, 2006. The employment agreement with Mr. Rousey was terminated effective July 30, 2006. We terminated an Employment Agreement with Leah Thompson, VP of Operations for IPv6 Summit, Inc. and entered into a Settlement and Release Agreement with Ms. Thompson on or about March 3, 2006 whereby Ms. Thompson released any and all claims against Innofone and received 53,000 restricted common stock shares. Our Secretary, Paul Shephard, has since agreed to serve as our VP of Operations for both IPv6 Summit, Inc. and for Innofone.com, Incorporated.

A final core activity of this quarter was planning and research related to further development of our strategy for potential mergers and acquisitions of technology companies. We made one substantial investment in the current quarter in Digital Presence, Inc., a Delaware start-up corporation,  recently formed for the purpose of creating a scalable addressable IPv6 identity registry. On March 7, 2006, Innofone entered into a Common Stock Purchase Agreement to purchase a total of 66.67% of the outstanding common stock of Digital Presence, Inc. in consideration of cash totaling $300,000 made in installment payments. The payment terms for the purchase are as follow: (a) $50,000 which was due on the initial closing on March 7, 2006; (b) $125,000 due on second closing of May 15, 2006; and (c) $125,000 due on third closing of June 15, 2006. As of June 30, 2006, Innofone has paid the initial closing payment of $50,000 and has reflected such amount as a deposit on the accompanying balance sheet and has made the second installment payment of $125,000.  Innofone owes its final installment of $125,000 no later than August 15, 2006 under its amendment to the Common Stock Purchase Agreement with Digital Presence.

4. Future Business Operations

We anticipate that our principal business activities for the coming months will include the refinement of our strategic approach to realizing the potential of the IPv6 industry and as such intend to focus on the following areas of business growth:

1.  Organic growth, via our existing business divisions:

A.	Conferences, including the U.S. IPv6 Summit, Coalition Summit for IPv6, as well as anticipated events in Asia and/or Europe starting in 2006/2007.

B.	Training, including the one day Federal Chief Information Officer IPv6 Transition Workshops and anticipated five day and customized trainings for both technology and business aspects of IPv6.

C.	Consulting, including IPv6 Transition Plans, Project Plans and approximately a dozen other possible types of IPv6 related consulting engagements.

D.	Testing, including the proposed establishment of what could become the first for-profit IPv6 test business in the US, in association with a leading test equipment manufacturer.

2. Product Development and new Organic Growth Areas. Innofone has initiated the development of an internal research and development capability that we anticipate will generate a new product at regular intervals starting in mid-2006. Innofone also intends to develop new centers for revenue in the second quarter of 2006 related to IPv6 for mobile applications and Internet applications.

3. Strategic Mergers and Acquisitions: Innofone is considering several potential private companies which Management believes could lead to the consummation of certain transactions that could result in the positioning of Innofone for accelerated growth in specific areas, such as secure Internet applications, video-over-IPv6, search engine marketing and optimization, and mobile phone applications that will be potentially enhanced by using IPv6.

5. Results of Operations

On August 8, 2005, Innofone.com purchased 100% of the issued and outstanding shares of IPv6 Summit, Inc. As a result, IPv6 has been accounted for as the accounting acquirer similar to a reverse merger in that the historical accounting information is that of IPv6. Accordingly, the results of operation discussion for the three and nine months ended March 31, 2006 and 2005 and for the year ended June 30, 2005 are that of IPv6.

For the Three Month and Nine Month Ended March 31, 2006 and 2005

Revenues and Cost of Revenues

Innofone derives revenues primarily from attendance fees of summit conferences held, corporate sponsorships related to such summits, and consulting fees. Attendance fees are recognized when the conference has been held. Cost of revenues primarily relate to summit conference room rentals, food accommodations and advertising. Additional contracts were signed for workshops and consulting engagements. For the three and nine months ended March 31, 2006, the revenues were $63,003 and $467,693 compared to the prior year's same periods of $127,926 and $364,727. The decrease in revenues compared to the prior year for the three months ended March 31, 2005 related to the timing of the conferences in the prior year. The increase in revenues in the nine months ended March 31, 2006 primarily related to an increase of $104,000 in consulting revenues.

Innofone held a major conference in the second quarter of 2006. Innofone plans to hold approximately 3 summit conferences in the next 12 months. Additionally in the next 12 months, Innofone plans on holding four Federal CIO IPv6 transitional workshops, training bootcamps for network engineers and provide IPv6 consulting to private companies and federal government agencies.

Innofone believes the IPv6 consulting services will become a significant part of Innofone's overall revenues in the future, with revenues derived from corporate and government clients. The revenues in the first quarter are from such consulting contracts.

Selling, General and Administrative Expenses

Selling, general and administrative expenses totaled $945,648 and $2,470,164 for the three and nine months ended March 31, 2006, an increase of $852,517 and $2,166,986 compared to the same periods in the prior year. The increase primarily related to costs incurred during the nine months ended March 31, 2006 to secure new debt financing resulting in $392,000 in commissions, increased legal fees associated with the acquisition, and SEC filings of $156,000, increased salary consulting expense.

Net Loss

Net loss totaling $6,797,163 and $8,788,592 for the three and nine months ended March 31, 2006, increased by $6,798,948 and $8,784,625 compared to the same periods of the prior year as result of the factors previously mentioned above and the costs related to the convertible debt.

For the Years Ended June 30, 2005 and 2004

Revenues and Cost of Revenues

Innofone derives revenues primarily from attendance fees of summit conferences held, corporate sponsorships related to such summits, and consulting fees. Attendance fees are recognized when the conference has been held. Cost of revenues primarily relate to summit conference room rentals, food accommodations and advertising. For the year ended June 30, 2005, revenues were $545,588 compared to the prior year of $553,287. The decrease in revenues compared to the prior year related to the timing of the conferences in the prior year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses totaled $455,913, an increase of $155,688 compared to the prior year. The increase was primarily related to increased salaries of $112,000.

Net Income (Loss)

Net income (loss) totaling $(55,649) compared to the prior year of $75,076 was a result of the factors previously mentioned above.

6. Liquidity and Capital Resources

As of March 31, 2006, we had total current assets of approximately $873,704 and total current liabilities of $730,966, resulting in a working capital surplus of $142,728. Our cash balance as of March 31, 2006 totaled $707,277. Net Cash used in operating activities for the nine months ended March 31, 2006 resulted in a deficit of $2,257,278.

Innofone's primary needs for liquidity and capital resources are the funding of salaries, other administrative expenses related to the management of Innofone and retirement of certain debts.

As more fully described in this prospectus, on June 2, 2006, pursuant to a securities purchase agreement, we sold in a private placement to Cogent Capital Investments LLC (“CCI”) (i) 1,850,000 shares of our common stock (“Common Stock”) and (ii) 4,815,000 shares of our Series A Convertible Preferred Stock (“Preferred Stock”) for an aggregate purchase price of $50,000,000, which was paid in the form of U.S. Treasury Bonds (the “Bonds”). Pursuant to an Amended and Restated Certificate of Designation filed by Innofone, the Preferred Stock issued to CCI has no voting rights, no dividend rights (unless the Board of Directors elects otherwise) and each shares of Preferred Stock shall be convertible into ten (10) shares of Common Stock, subject to certain adjustments (“Conversion Ratio”). Further, no sooner than two years after June 2, 2006, the issuance date, Innofone has the option to redeem all (but not less than all) of the outstanding Preferred Stock by paying in cash the market price (the trailing ten (10) average of the Common Stock) multiplied by the Conversion Ratio. The Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, senior to any other security issued by Innofone.

On May 25, 2006, we entered into a Letter Agreement (“Agreement”) with the NIR Group for the repayment (the “Repayment”) of certain notes (“Notes”) and cancellation of certain warrants (“Warrants”) issued on or about August 31, 2005 and October 31, 2005 pursuant to that certain Securities Purchase Agreement (the “SPA”) by and between Innofone and AJW Partners, LLC (“Partners”), New Millennium Capital Partners, II, LLC (“Millennium”), AJW Offshore, Ltd. (“Offshore”) and AJW Qualified Partners, LLC (“Qualified, with Partners, Millennium and Offshore, collectively, the “NIR Group”). The Repayment was applied to the outstanding principal and interest owing under the Notes and as consideration for the cancellation of the Warrants issued to the NIR Group, and the termination of any and all UCC-1s filed in favor of NIR. Further, in connection with the SPA, Notes and Warrants, the following ancillary documents were executed and/or filed: (1) Guaranty and Pledge Agreement, dated August 31, 2005, by and between Innofone, Mr. Alex Lightman, Innofone’s President and Chief Executive Officer, and NIR (“Pledge Agreement”); (2) Security Agreement by and between Innofone and NIR, dated August 31, 2005 (“Security Agreement”); and (3) UCC-1 Financing Statements (“UCC-1s”) filed by NIR in Nevada (the Notes, SPA, Warrants, Pledge Agreement and Security Agreement are referred to collectively as “Original Documents”).

In connection with the Repayment, Innofone and NIR executed and delivered the Agreement, a new promissory note (the “New Notes”), a new stock purchase warrant (the “New Warrants”), and a new registration rights agreement (“New Registration Agreement”) (the Agreement, New Notes, New Warrants and New Registration Agreement and the UCC-3s shall be referred to collectively as the “New Documents”, each of which is filed herewith as an Exhibit). Further, NIR is required to file UCC-3 Termination Statements (“UCC-3s”) necessary to terminate any perfected security interest they had obtained pursuant to the Security Agreement.

The terms of the Repayment, as provided in the Agreement are as follows: (a) upon signing of Agreement, Innofone made a cash Payment to NIR in the amount of $2,635,400 to be applied to the repayment of all amounts of principal and interest owing and outstanding under the Notes; (b) upon signing of the Agreement, Innofone issued to NIR the New Notes in the aggregate amount of $1,200,000. The New Notes are self-amortizing over a one-year time period commencing on July 1, 2006, with each installment payment $100,000 in the aggregate for all New Notes, due on the twelve consecutive monthly anniversaries beginning July 1, 2006. The New Notes may be prepaid by Innofone at anytime without penalty; (c) upon signing of the Agreement, Innofone shall issued to NIR the New Warrants exercisable into an aggregate of 750,000 shares of Innofone’s Common Stock (the “Warrant Shares”). The New Warrants shall have a term of five years and an exercise price equal to $1.79. The New Warrants may be exercised on a cashless basis only in the event that there is no effective registration statement covering the Warrant Shares. NIR may exercise the New Warrants by utilizing any amounts still owing under the New Notes. Innofone may buy back all of the New Warrants from NIR for an aggregate of $100,000 at any time prior to the New Warrants being exercised; (d) upon signing of the Agreement, Innofone and NIR executed and delivered the New Registration Agreement providing for the registration of the Warrant Shares with the Securities and Exchange Commission. The New Registration Agreement provides for one piggyback registration right no sooner than six months from the date of hereof; (e) NIR agrees not to sell Innofone's Common Stock short, either directly or indirectly through its affiliates, principals or advisors; (f) the Original Documents were terminated in all respects, and were rendered null and void and no longer binding NIR or Innofone to any obligations, duties and responsibilities contained therein. Further, NIR and Innofone mutually agree that the New Documents shall supersede the Original Documents in all respects; (g) Innofone filed a Form AW to withdraw the Registration Statement on Form SB-2 currently on file with the Securities and Exchange Commission covering the shares of common stock underlying the Notes and the Warrants; (h) All security interests perfected by NIR on the “Collateral” (as defined in the Security Agreement), pursuant to the Original Documents, including the Security Agreement, shall be terminated. Accordingly, NIR agreed to file within (2) days of the Agreement, UCC-3 Termination Statement.

On April 27, 2006, Innofone entered into a term sheet with Mr. Lawrence Hughes providing for an investment by Mr. Hughes in the aggregate amount of $4,000,000 in exchange for approximately 3,478,260 shares of Innofone’s restricted common stock at $1.15 per share. Further, pursuant to the term sheet, Innofone is to issue a warrant to purchase 400,000 shares of Innofone’s restricted common stock at an exercise price equal to eighty percent (80%) of the five (5) day trading average close price of Innofone’s common stock. Definitive agreements between Innofone and Mr. Hughes will be entered forthwith.

On October 17, 2005 we amended and restated our promissory note issued to Mr. Alex Lightman, our Chief Executive Officer and President, dated October 12, 2005, in connection with our Stock Purchase Agreement dated August 8, 2005 (“Acquisition Note”). The principal face amount of the “Acquisition Note” is $1,000,000 and bears interest at the rate of four percent (4%) per annum. The Acquisition Note was amended and restated to provide for a repayment schedule that is to coincide with the timing that Innofone receives the tranches. Specifically, we will make monthly installment payments equal to $83,333.33 for each successive month starting on the date of execution of the note and ending January 17, 2006. As of March 31, 2006, the remaining balance related to the Acquisition Note with Mr. Lightman totaled $500,000. On or about April 1, 2006, Mr. Lightman agreed to a forbearance of the Acquisition Note until further notice.

On April 18, 2006, Company has entered a second Promissory Note with its CEO, Alex Lightman, in connection with Mr. Lightman's loan of $400,000 (“Lightman Note”) to Innofone. The Lightman Note principal is to be repaid at the earlier of either the next financing after the closing of the NIR final payment or April 18, 2007 as is to be repaid with interest at the rate of 5% simple interest per annum plus the issuance of 800,000 restricted shares of common stock of Innofone. The proceeds of the Lightman Note will assist us in our liquidity needs and need for operating capital going forward.

On July 10, 2006, the Company issued a promissory note to 55 South Investments in the face amount of $500,000, with interest at 12% per annum. The Maturity Date shall be the earlier of: (a) one (1) year from the commencement of that certain equity swap transaction (“Swap”) whereby 30 days have expired thereafter the date in which the Company is granted effectiveness by the Securities and Exchange Commission on a registration statement filed pursuant to certain agreements made in connection with an equity swap made by and between the Company and Cogent Capital Financial, LLC and its affiliates as of June 2, 2006 (defined herein as the “Swap Start Date”); or (b) December 1, 2007, whichever is earlier. Repayment of the Principal by Innofone to the Holder shall commence within ten (10) days of the Swap Start Date and shall continue thereafter in equal pro rata monthly installments on the same date of each subsequent month thereafter for the successive eleven (11) months thereafter the Swap Start Date and continue until all principal payments are paid in full. The Principal shall be repaid in full no later than the Maturity Date. Should the Swap Start Date not occur prior to the Maturity Date, then the entirety of Principal shall be due and payable to Holder on the Maturity Date. Further Innofone may, at its option, prepay all amounts owing under this Note prior to the Maturity Date, in whole or in part, without payment of any premium or penalty, after giving written notice thereof to the Holder at least one (1) day prior to the date selected for prepayment. In connection with the issuance of the note, we issued (i) a five-year warrant to 55 South Investments for the right to purchase up to 2,000,000 shares of common stock at $1.00 per share; and (ii) a five year warrant to Millennium Investment Services, Inc., an affiliate of 55 South, for the right to purchase 500,000 shares of common stock at $1.00 per share. We have granted certain piggyback registration rights with respect only to the shares underlying the warrant issued to 55 South. The note is secured with approximately $2,000,000 worth of our restricted common stock and $2,000,000 worth of restricted common stock owned by Mr. Lightman, our Chief Executive Officer and President. On July 14, 2006, we issued an additional promissory note for $500,000 on the same terms. In connection with the issuance of the note, we issued 55 South Investments a five year warrant to purchase up to $2,000,000 shares of common stock at an exercise price of $1.00 per share. The Company has the right to redeem 1,400,000 of such warrants for $250,000 until July 13, 2007. Except for the right to redeem a portion of the warrants, the deal is on the same terms as the July 10th transaction. We have granted certain demand registration rights with respect to all shares issued as security under the notes. Further, we have agreed to pay to 55 South approximately $40,000 representing an origination fee and a due diligence fee.

On August 8, 2006, we issued a promissory note to Keiran Gaffney-Weinroth and Paul Weinroth (collectively the “Weinroths”) in the principal amount of $50,000, with interest at 10% per annum. The Maturity Date of the note is the earlier of: (a) one (i) year from the date of issuance; or (b) December 1, 2007. We may, at your option, prepay any and all of the amounts owing under the note, in full or the part, without penalty. In connection with the issuance of the note, we issued a five-year warrant to the Weinroths for the right to purchase 75,000 shares of our common stock at $1.00 per share. We have granted certain piggyback registration rights with respect to the shares underlying the warrant. Moreover, the note is secured by approximately $200,000 worth of our restricted common stock and $200,000 worth restricted common stock owned by Mr. Alex Lightman, our Chief Executive Officer and President.

7. Critical Accounting Policies and Estimates

The preparation of our financial statements requires our management to make estimates and assumptions that affect the reported amounts on our financial statements. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Notes to the consolidated financial statements included in this filing contain a discussion of our significant accounting policies and recent accounting pronouncements applicable to us.

8. Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts entered into or modified after June 30, 2003. The guidance should be applied prospectively. The provisions of this Statement that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 is not expected to have an impact on Innofone's financial statements.

In May 2003, the FASB issued Statement of Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS No. 150). SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Innofone's adoption of SFAS 150 did not have a material effect on the results of operations or financial position.

In May 2003, the consensus on EITF Issue No. 01-08, "Determining Whether an Arrangement Contains a Lease," was issued. The guidance in the consensus applies to the purchase or sale of goods and services under various types of contracts, including outsourcing arrangements. Based on the criteria in the consensus, both parties to an arrangement are required to determine whether the arrangement includes a lease within the scope of SFAS No. 13, "Accounting for Leases.” The new requirement applies prospectively to new or modified arrangements for reporting periods beginning after May 28, 2003. Accordingly, as of August 1, 2003, Innofone accounted for new or modified arrangements based on this guidance. Adoption of this standard did not have an impact on our financial statements.

On December 18, 2003 the SEC issued Staff Accounting Bulletin No. 104, Revenue Recognition ("SAB 104"), which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. The adoption of SAB 104 did not have a material impact on our financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is an amendment to SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123(R) requires the measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. No compensation cost is recognized for equity instruments for which employees do not render service. We will adopt SFAS 123(R) effective on July 1, 2005, requiring compensation cost to be recognized as expense for the portion of outstanding unvested awards, and any new awards made thereafter, based on the grant-date fair value of those awards.

In December 2004, the FASB issued SFAS No. 153, Exchange of Non-monetary Assets. SFAS No. 153 amends APB Opinion No. 29, Accounting for Non-monetary Transactions, to eliminate the exception for non-monetary exchanges of similar productive assets. Innofone will be required to apply this statement to non-monetary exchanges after December 31, 2005. The adoption of this standard is not expected to have a material effect on Innofone's financial position or results of operations.

BUSINESS

History

On August 8, 2005, Innofone.com, Incorporated (“Innofone,” the “Company,” “we,” “us” and “our”) entered into a stock purchase agreement with Mr. Alex Lightman, our President and Chief Executive Officer, to purchase the total issued and outstanding shares of IPv6 Summit Inc. (“IPv6 Summit”), an entity engaged in developing new technology referred to as Internet Protocol version 6. At the time of the Agreement, Mr. Lightman was the President, Treasurer, Director and sole shareholder of IPv6 Summit and was not an officer or director of Innofone. Pursuant to the agreement, on October 12, 2005 we issued to Mr. Lightman a promissory note in the principal amount of $1,000,000 with interest at the rate of four percent (4%) per annum and issued to him approximately 33,333,000 shares of our restricted common stock in exchange for 100% of the issued and outstanding shares of IPv6 Summit. On October 17, 2005, we amended and restated the note to provide for the repayment to coincide with our receipt of the traunches as indicated herein. As a result of the stock purchase agreement, IPv6 Summit became our wholly owned subsidiary. Prior to this acquisition, we operated as a holding company for companies involved in technology and financial services.

Overview

The Internet as we know it today is based on Internet Protocol version 4, more commonly referred to as IPv4, a 32-year-old protocol. The IPv4 Internet is beginning to receive a major upgrade, with a new format for packets of data called Internet Protocol version 6, or IPv6. We believe that IPv6, sometimes called the New Internet, presents many new business opportunities, in roughly the same manner that the existing Internet did when it first hit the mainstream in the mid-1990s.

We offer three related services that are relevant to IPv6; conference management, consulting and training. We are in the process of developing a fourth service, testing. We believe that we have deep expertise in these areas and hope to further expand these services at a strategic time. We are also in the early stages of developing IPv6-related technology and have hired a Director of Product Development. We envision our IPv6 technology will be utilized in connection with our consulting, training and conference management services. We currently derive 80% of our revenues from our conference management services and 20% of our revenues from our consulting services. We anticipate generating additional revenues from our consulting in 2006. Our training services to date have not generated any revenues.

Our Services

We began our conference services from our date of incorporation, July 2003 after our Chief Executive Officer and a former employee successfully organized the first Ipv6 Summit in the United States that attracted over 300 people. Revenue comes from charging individuals and corporations an admission fee of approximately $200 to $500 per person for each event and from charging corporations from $4,000 to $18,000 each for sponsorship that include an exhibit booth. There are slight variations in these charges depending on how many benefits are included. We currently have three conferences scheduled over the next 12 months: (i) Coalition Summit booked for October 3-5, 2006 at the RAI Conference Center in Amsterdam with projected attendees of 500 people; (ii) Asia Ipv6 Summit booked for November 7-8, 2006 at the Makati Shangri-la Hotel with projected attendees of 500 people; and (iii) US Ipv6 Summit booked for March 27-29, 2007at the Hyatt Reston in Virginia with projected attendees of 700 people.

We began offering our training services with the US IPv6 Summit in December 2003 with the tutorial that preceded the three-day IPv6 Summit by adding a day of activity for people who needed initial training, and who wanted to know more about security than could be described in the Summit format. We added a separate training event, the Federal Chief Information Officer workshop, in October 2005. We anticipate that revenues from training services will come from admission fees to the events and are in the hundreds of dollars per person.

We began offering our consulting services in August 2005 with the sales of consulting agreements by our Chief Executive Officer domestically to the US Department of Defense IPv6 Transition Office, as a subcontractor to SI International and to Juniper Networks and internationally to North Atlantic Treaty Organization. Revenues from consulting are based on man-days and/or negotiated fees typically in the tens of thousands of dollars per engagement.

New Services in Development

We are in the early phases of developing our testing service. No revenues have been received, though we have received interest from a large public company to provide free test equipment. Testing revenues will not be generated until our test center is built and the first customers contracted. Revenues will come from, a fixed price schedule with payments in the thousands to tens of thousands of dollars per product or service tested in our lab.

IPv6: The New Internet

The first major customers for the New Internet in the US were the Department of Defense, which in June 2003 mandated a transition within the department that would make it “IPv6-capable” by 2008, and the Office of Management and Budget, on behalf of the Federal Government, which recently also mandated transition to IPv6, and the hundreds of large companies that supply these two entities. Many, but not all, major technology companies have appointed IPv6 points of contact and developed IPv6-related marketing messages, including Microsoft, Cisco, Juniper, Nokia, Hewlett-Packard and about fifty others in the US.

In 2005, as in 1995, we believe that the IPv6 will be seized by first movers that both take advantage of the opportunities offered by the new technology and have a sound business plan to offer needed products and services to the U.S. and global markets. It is forecast that the IPv6 will see some of the same rapid rise as the existing Internet did between 1995 and 2000, quickly growing from millions to billions, and potentially trillions of dollars in global revenues impacted by the Internet. The Japanese government, for instance, which has done a great deal of research into the upcoming IPv6 market, estimates the market size of IPv6-ready goods/services in the year 2010 to be 170 trillion yen, or about $1.55 trillion in US currency.

The advantages of IPv6 over the existing protocol are significant and can be summarized as “security, mobility, and ad hoc networking.” These advantages are described in many articles and in over 244 presentations. In summary, some of the major new features are:

a)
A vast increase of trillions of Internet addresses, resulting in what will seem to be almost unlimited Internet Protocol (IP) address availability, which will enable each customer to have many such addresses, inexpensively - for cell phones, game consoles, home appliances, consumer electronics and automobiles (getting such addresses with today's Internet is difficult, and costly in most parts of the world);

b)
More secure wired and wireless communications (this is one reason the military has mandated this protocol, to send top secret information) in part because greater identity is possible with more addresses;

c)	Mobile wireless online access (this is more difficult to do with IPv4);

d)	Television and voice over the Internet Protocol, or VoIP (very difficult and expensive to do well with IPv4 without multicast);

e)	The online connection of many wireless devices, such as security cameras. Some forecasts estimate over one trillion Internet connected devices by 2015, an impossibility with only an IPv4 platform; and

f)	Online connection of smart tags such as Radio Frequency Identification (RFID), which could enable tracking inventory and products as an essential part of any Enterprise Resource Program (ERP).

Simply put, one of the limitations of today's Internet is a shortage of addresses, so that the hardware or software equivalents of “middle men” are put into the system to let many people use one address, not unlike the old telephone party lines, where many people had the same “number,” and everyone could listen in. The party line system had the advantage that a lot of people could be connected with few switched lines, but led to problems, such as lack of security. There was no way to assure that one person would be speaking with only one person at the other end. When every phone user got his/her own address, it led to many great new capabilities - such as privacy, the ability to deliver new services such as telefax messages to a particular person, and the ability to go mobile with cell phones, and caller ID, which enabled people to screen their calls, accepting only those they wanted to at that moment.

Similarly, the New Internet will give everyone his or her personal address (or thousands of them, as needed), which enables the potential for “end-to-end” connectivity. Each individual can know for certain who the specific receiver at the other end is, and this allows the system to check for service quality, and allows much easier mobile use and roaming. The difference between IPv6 and IPv4 is thought by some to be as dramatic as the difference between the phones with individual numbers that we have today and the phones with party lines of yesteryear.

Corporate Headquarters in Southern California (Santa Monica, CA)

Although we maintained an office in Maryland, we moved our headquarters to Southern California on or about October 18, 2005. Our California headquarters is responsible for our overall management as well as marketing communications and support materials. It is anticipated that we will hire a Vice President of Business Development who will manage our Santa Monica office in the future. Further, the Vice President of Consulting, and when hired, the Vice President of Business Development will identify and secure consulting opportunities within the different customer communities, by phone calls and other communications, attending conferences, and advertisements. This office will also house consultants for the Southern California customer area, including military bases and major aerospace firms such as Northrop Grumman.

Eastern Seaboard Offices (Northern Virginia)

The Vice President of Consulting has established our Washington, DC area offices. The Vice President of Consulting shall continue to recruit and support appropriate expert consultants for the regional customer community, and support them with promotional and other materials. The Eastern Office is located nearby Washington, D.C., an area that has a heavy concentration of targeted customers, both government offices and companies that supply Information Technology (IT) products and services to those offices.

This office will support the consultant staff for the Eastern United States, and will be used for meetings with customers. The office suite will have a conference room capable of holding 20-30 people, with a projector and large screen, and high speed IPv4 and IPv6 Internet connectivity, so that IPv6 capabilities such as Television delivered over the Internet (IPTV) and IPv6-enabled video security cameras can be demonstrated.

We will offer and manage our consulting, training, and conference management services from two corporate offices: our corporate headquarters in Santa Monica, California, and our Eastern Office in Northern Virginia.

Consulting Division

Our consulting division, directed by our VP of Consulting Services, serves major clients that need help with IPv6, especially executives of government agencies that suddenly must come up with plans on how to switch to the New Internet, and have to come up with detailed budgets and plans for doing so. Innofone will also serve the executive management of the aerospace and IT companies that do business with the government.

Our Consulting Division seeks to provide consulting services aimed at assisting with the transition from IPv4 to IPv6. However, we do not currently have consulting agreements with any third parties but we anticipate that such consulting contracts will be either directly with the end client (usually the case with public corporations) or, in the case of certain government offices, as a subcontractor to a company that has an existing “open ordering agreement” with such an offices. We are very familiar with this process and have consulted to clients both directly and as a subcontractor to other companies. We will attempt to obtain our own open ordering agreement contracts, both via SETAs and by getting onto the Government Services Administration (GSA) schedule; we anticipate that both of these will take 1-2 years to complete. Our Consulting Division has year-to-date revenues of $204,000.

An important part of the consulting process will be identifying potential clients that need training, and recommending them to our Training Division. Likewise, the consultants will promote our conferences and other services, as will all of its employees.

In addition to conducting presentations and briefings, both on-site at customer facilities and off-site at hotels and other facilities, we may rent space from certain consultants. Also, the consultants will recommend various products, such as Panasonic IPv6-enabled video cameras for security, that may be available for sale on our website. At present and subject to change, our role will be purely that of a pass-through; we will not conduct the sale, shipping or customer support of these products. Although we will receive a commission on sales, our main interest for the products available on our website will be the convenience of the customer. There will usually be several brands of an IPv6 product available on the website, so that we do not show favoritism to one supplier (and perhaps lose competitors as sponsors for its conferences).

The consultants will price their services by job or by time. They will deliver white papers (technical background documents) and reports, as well as videos and multimedia presentations. In addition to face-to-face contact with customers, the consultants will also generate video presentations of certain basic technical materials, and will make these available to remote customer sites. All consultant work by us for the foreseeable future will be unclassified. We will investigate applying for clearances if necessary for government work, and whether the additional costs of secured offices, locking safes, etc. can be justified.

Training Division

Our Training Division performs two types of training services - one in the form of executive training (including introductions to the technology and outlines of new business opportunities) and the other in the form of business management training (including project management, and conformance of proposals with IPv6 contractual requirements) and technologist, system administration and engineer training (with certificates similar to those awarded for Cisco or Microsoft system mastery).

We estimate that the Eastern Office will eventually support a manager and up to ten training personnel, and the headquarters offices in Santa Monica will have a manager and up to eight trainers, a combination of employees and independent contractors. The Santa Monica Headquarters will coordinate the generation of courseware and other training materials, especially during the beginning of Year 1 (when basic courseware for classes has to be generated) and at the beginning of Year 3 (when online courseware will be generated in order to leverage trainers for a wider audience).

Most training courses will be of a one-week duration, but there will also be two-day Boot Camps (typically on weekends), and one-day and part-day trainings for management and executives.

Conference Management Division

Our Conference Management Division focuses on establishing conferences related to IPv6.

Conference Management will be conducted mainly from the Santa Monica office, with the assistance of consultants that are local to conference locations, such as Press Relations managers for areas such as Washington, D.C. or Bonn, Germany. We do not currently have any agreements with any local consultants but typically retain them around the time of our conference to assist in aspects of conference including temporary workers to work the conferences. In addition to expanding the two events in Reston, VA (by adding more materials oriented towards upcoming military programs and toward the consumer electronics market), we plan to add a yearly event in California, which should attract the many aerospace and IT companies on the West Coast, as well as the military bases in the area.

Additional specialized conferences planned for the US will address the market areas of NCO (Network Centric Operations), RFIDs, Transition to IPv6, Contracts issues, and Consumer Electronics; they will be held in different cities, including New York, Chicago, San Jose, Las Vegas, and Washington, D.C.

We have booked a conference in Amsterdam scheduled for October 2006 at the Amsterdam RMI Center between October 3, 2006 and October 5, 2006. We will likely add two overseas events, one for Asia (to be held in Japan, Korea, or Singapore), and one for Europe, to be held in Germany (either Bonn or Berlin are central to NATO, and are only driving distance away for the European branches of certain US military units, many of which are in the Frankfurt or Bonn-Cologne area. It may prove wise to hold conferences in the United Kingdom as well, but this is not as central a location for many of the known clients, or actual payment customers,  at this time.

Testing Division

Through our v6 Transition division, we are in the process of establishing a world-class IPv6 Test and Certification Center in the Northern Virginia area. Once fully operational, the Test Center will provide numerous services to Federal, Department of Defense and commercial entities. The services provided will include:

•	Product testing and certification;

•	Interoperability testing;

•	Performance testing; and

•	Demonstration and proof-of-concept.

The Test Center will provide a neutral facility where customers and vendors can identify and demonstrate solutions required to support the transition to IPv6. Through its partnership with Spirent Federal, the Test Center will have the broad range of equipment necessary to support a full range of testing services.

We have entered a Teaming Agreement with Spirent Federal to provide for the development of an electronic device testing center which is intended to provide a place in which companies can contract to have their devices tested and approved for capability in an IPv6 Internet environment.  We are in negotiations with Spirent Federal to amend our Teaming Agreement to state that a physical testing center location shall be launched and operating no later than December 31, 2006 or the Teaming Agreement shall expire.   Spirent Federal has allocated and reserved and stored over $1M in testing equipment dedicated for such a center.  It is intended that such a center be leased or owned by Innofone on the Eastern seaboard and potentially near the government beltway in the Washington D.C. area.   Such a testing center, if launched, would provide a forum for discussion on IPv6 devices, creation of a standard for IPv6 capability, a place for IPv6 authentication of devices and any company, government, person or other entity could pay under contract to have such a center test and approve its devices.

Our Corporate Strategy

Our corporate strategy has five thrust areas:

Conduct and publicize the major IPv6 conference.

The goodwill that is being built up at these conferences is key to achieving corporate goals. The government and corporate executives who are featured as speakers build up goodwill because they have been invited to speak. We believe the conferences help the audience see us as an authority figure and one of the positive, constructive, community building leaders in the IPv6 area. We gain deep knowledge of the status of organizations regarding IPv6, and who needs help (such as consulting and training), as well as what best practices for IPv6 adoption are being developed and working in the field. The past conferences have also incorporated training sessions, where we obtained experience in what training was necessary and desired by the community. Finally, the list of attendees at the conferences represent a unique database for us of both executives and working-level technologists, as well as marketing and other staffers.

Support completion of the IPv6 standard.

We have a relationship to the IPv6 Association; a neutral body that could help formulate and provide input to the issues of what “IPv6-capable” means and how it will be implemented, with respect to the IETF and other standards bodies. The precise formulation of standards for IPv6 implementation in specific applications (such as use in cellphones, wireless video cameras, home appliances or video transmission) by an internationally accepted expert group that is not prone to favor a particular manufacturer is important to us in several ways. First, such standards must exist and be unambiguous so that our consultants are able to clearly define to clients what specific standards they have to get their company to meet. Second, our Training arm must have such standards to relate to in order to train its clients to levels that are universally understood and accepted, and in order to issue Certificates of Completion after students have achieved a defined level of expertise.

Be a first mover.

We are seeking to establish a dominate foothold now because the IPv6 space is not, as of yet, overly populated with competitors. We believe this prime time period where the market share is ripe for the taking will be long gone by the 2010 time period.

Build a solid base, and look for targets of opportunity.

We will build a business base of steady growth in a strategic and profitable area, and will then acquire a target of opportunity that offers fast leveraged growth in a related area. Part of this effort will be the support of the IPv6 industry by promotion (such as Conferences) and by garnering political support (such as Congressional Hearings). In this way, we believe that we will not just help the growth of IPv6, but will have our “hand on the pulse” of the Industry, to know what related services will soon be sought very actively.

Seek Growth through Acquisition.

We intend to expand beyond being just a conference and consulting business by seeking to acquire strong companies with similar corporate cultures that each can either benefit directly from the implementation of IPv6, having an existing subscriber base capable of leveraging IPv6, and/or enable a broader usage of IPv6. We have announced the binding term sheets for the acquisition of both Mobile Technology Group, Inc., a mobile messaging and electronic payment provider based in Las Vegas, Nevada and InfoWeapon, Inc. an Atlanta Georgia Internet appliance maker with operations in the Phillipines.   Each of the acquisitions are strategic in that they both intend to produce or do currently produce IPv6 capable products.   Mobile Technology Group satisfies Innofones need to function and produce mobile devices and operations and InfoWeapons gives Innofone the ability to actually produce IPv6 products upon acquisition closing.   Both acquisitions should close within the pendency of this registration statement.

Competition

We have three business divisions, all of them related to IPv6 technology: Consulting (this includes consulting to corporate executives, as well as offering IPv6-related equipment from 3 rd parties on our website), training and conference management. The only other company in the US that specializes in IPv6 consulting at present is Native6, Inc. of Seattle, which is essentially a small two-man company that we believe is not financially structured for the sort of growth that we anticipate (see: http://www.native6.com ).  Some of our other competitors in IPv6 consulting are SI International, Book Allen Hamilton, SRI and Lockheed Martin and we believe we are ranked fifth in terms of revenues.  We believe that our chief competitors in IPv6 training are Sunset Learning (which does not specialize in IPv6; its main business is Cisco-related training - see: http://www.sunsetlearning.com ) and Native6, Inc. and is ranked third among these competitors in terms of revenues. The competitors for IPv6 conferences are: IGI (Information Gatekeepers, Inc. - see: http://www.igigroup.com ), which has recently started to put on small IPv6 technical conferences in the US; the IPv6 Forum, a loosely organized group based in Luxembourg which supports small technical conferences put on worldwide, usually by affiliated local groups (for instance, its California conference is organized by IGI, mentioned above); and, Consul Intel, a small company that conducts a yearly IPv6 conference in Spain (see: http://www.consulintel.es ). We believe that we are one of the top ranked conference providers in terms of revenues.

Intellectual Property

We have pending trademark and servicemark applications with the United States Patent and Trademark Office (“USPTO”) for the marks “IPv6 Summit”, “New Internet” and “North American IPv6 Summit.” The USPTO had issued an office action as of September 27, 2005 indicating certain requests for clarification and deficiencies and need for amendment of the subject marks. Although we are confident that such servicemarks will be awarded as filed, there is no certainty that the USPTO will award any of the trademarks as applied for or as may be requested in the future.

Employees

As of the date of this prospectus, we have 8 employees in the Santa Monica office and three employees in the Virginia office.

None of our employees are covered by a collective bargaining agreement. We have never experienced a work stoppage and we believe that we have satisfactory working relations with our employees.

ITEM 2. DESCRIPTION OF PROPERTY

Innofone does not own any real estate. Innofone currently rents approximately 2,400 square feet of space at 1431 Ocean Avenue, Suite 1100, Santa Monica, California 90401. The lease is currently on a month-to-month basis and Innofone is paying approximately $5,000 per month for four offices. The current arrangement for our Virginia office is based on “seat space” and not square footage. We rent four seat spaces, including amenities (i.e. phone, furniture, printer/office supply space, meeting room access, kitchen) for $3,000 per month.

We believe that the premises leased are adequate for our current and near term requirements.

ITEM 3. LEGAL PROCEEDINGS

We are not currently involved in any real or threatened legal proceedings.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

The following table sets forth the name, age and position of each of the members of our board of directors, executive officers and promoters as of July 11, 2006:

Name	Age	Position
Alex Lightman	43	Chief Executive Officer, President, Principal Accounting Officer and Director
Peter Maddocks	49	Director
Jim Bacchus(1)	44	Vice President of Consulting
Paul Shephard	50	Chief Operating Officer and Secretary

(1) Mr. Jim Bacchus shall assume full responsibility as our Vice President of Consulting on August 14, 2006.

The principal occupations and brief summary of the background of each executive officer and director of Innofone is as follows:

Mr. Alex Lightman has been our President, CEO and a director since August 2005. Upon the resignation of Ms. Karen Rosotowski in January 2006, Mr. Lightman took on the position of Principal Accounting Officer until such time as a suitable replacement can be found. From June 2003 to July 2005 he was the founding CEO and Chairman of IPv6 Summit, Inc., a leading organizer of international IPv6 events and consultants to government and industry on IPv6 applications, training, and promotion. From May 1999 to Present Mr. Lightman has been the CEO of Charmed Technology, (www.charmed.com). He is the founding director of The 4G Society and the first Cal- (IT)2 Scholar at the California Institute for Telecommunications and Information Technology, a joint program of UCSD and UCI (www.calit2.net). Mr. Lightman has nearly 20 years of high technology management experience and, in addition, has experience in politics (including work for a US Senator), consulting, the oil drilling industry, and the renewable energy industry. He also produced the 100 Brave New Unwired World fashion shows, featuring wearable and pervasive computing, which included many of Lightman's own inventions and designs, such as the patented Charmed Viewer display and the first Internet jewelry. Harvard Business School featured Lightman and Charmed in a case study that recognized Lightman's pioneering innovation of presenting computers as fashion. Both the show and Lightman's designs are now copied worldwide. Mr. Lightman is the author of Brave New Unwired World (Wiley, 2002) and a 1983 graduate of the Massachusetts Institute of Technology. He has attended graduate school at the Kennedy School of Government (Harvard University) and the University of Phoenix.

Mr. Lightman devotes approximately ninety percent (90%) of his time to us and the remaining ten percent (10%) on outside endeavors, including Charmed Technology and 4G Society. Mr. Lightman's term of office is for two years.

Mr. Peter Maddocks has been a Director and Chief Financial Officer since August 2005. In October 2005, Mr. Maddocks resigned as Chief Financial Officer. From October 2001 to January 2004, Mr. Maddocks was a Management Consultant of Abbey National Bank Italy. From May 1999 to September 2001, Mr. Maddocks was a Management Consultant of Standard Chartered Grindlays Private Banking Group. Mr. Maddocks was a Vice President for leading financial services companies with 20+ years experience in finance, planning and control roles in the Retail, Corporate and Private Banking industry segments (Citi, ANZ, Abbey). Mr. Maddocks has significantly participated in the establishment and growth of new and re engineered global businesses and functions with various banking groups. Responsibilities have included heading the Global Financial Control function for a major new business launch, Regional Financial Controller SE Europe, design and implementation of financial and non-financial management control systems, budget management and development of policies and procedures. Mr. Maddocks has maintained constant interaction with Senior Executives via participation in various committees and matrix reporting structures. Maddocks has operated both in senior management roles and as an external consultant. He is a Chartered Accountant and speaks fluent Italian. He is a resident of Kent, England.

Mr.Jim Bacchus was hired as the Vice President of Consulting in June 2006 for an effective date of employment as of August 14, 2006 coinciding with the resignation effective date of Dale Geesey. Mr. Jim Bacchus has over 20 years experience in technology programs ranging from advanced communications to space craft. He has held executive positions at GE, Lockheed Martin and Ingersoll Rand. In addition to his corporate experience he has worked in several high tech capacities for the armed services and is currently a Colonel in the Marine Corps Reserve. Most recently he was recalled to active duty for service in Iraq and with the Joint Chiefs of Staff at the Pentagon. Bacchus holds a JD from Widener University School of Law, MS from the University of Southern California, and a BA from Drew University.

Mr. Paul Shepherd has been our Secretary and Chief Operating Officer and since August 2005.  From July 2003 to August 2005, Mr. Shephard was the secretary of IPv6 Summit, Inc. From October 2002 to July 2003, Mr. Shephard was a marketing consultant for Charmed Technology. From October 2000 to October 2002, Mr. Shepherd was the secretary of Pacific Goldstar, Inc.  Mr. Shepherd holds an Associate in Arts in Business Administration at Santa Monica College. Mr. Shepherd is an “at will” employee.

ITEM 10. EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid by Innofone to: (i) its Chief Executive Officer, Chairman; and (ii) its most highly compensated officers whose cash compensation exceeded $100,000 for services performed from August 8, 2005, the date we completed our acquisition of IPv6 Summit, through July 11, 2006.

Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)	Restricted Stock Award(s) ($)	Securities Underlying Options SARs(#)	LTIP Payouts($)	All Other Compensation ($)
Alex Lightman (1)	2005	$131,606	$43,000
Peter Maddocks (2)	2005	$--	--	$25,000(2)	--	200,000(3)	--	--
Dale Geesey (3)	2005	$42,205	$12,468	--	--	--	--	--
Paul Shephard (4)	2005	$--
Jim Bacchus(5)	2006	$--	$--

*Innofone hired its executive officers on or about August 8, 2005 as a result of the Stock Purchase Agreement. Accordingly, none of the executive officers have earned full year annual compensation or long tem compensation. This table reflects annual compensation paid to the executive officers from August 8, 2005 to date.

(1)	Mr. Lightman is expected to earn an annual salary of approximately $295,000 during the next fiscal year.
(2)	Mr. Maddocks has been paid a one-time advance payment of $25,000 for his board representation for the next fiscal year.
(3)	Mr. Geesey resigned from Innofone in June 2006 effective August 14, 2006.
(4)	Mr. Shephard is expected to earn an annual salary of approximately $80,000 for the next fiscal year.
(5)	Mr. Jim Bacchus joined Innofone in June 2006 to replace Mr. Dale Geesey effective August 14, 2006. Mr. Bacchus salary and compensation are to be determined.

COMPENSATION PLANS

We do not have any option, annuity, retirement, pension or deferred compensation plan or other arrangements under which an executive officer is entitled to participate without similar participation by other employees.

DIRECTOR COMPENSATION

We do not have any agreement to compensate our directors at this time, however we have paid a one-time advance payment of $25,000 to Mr. Maddocks for his board representation for the next fiscal year.

EMPLOYMENT AGREEMENTS

On September 22, 2005, Innofone entered into an employment agreement with Frederick Dale Geesey, our Vice President of Consulting. The term of the agreement is for one year and provides for an annual base salary of $150,000 with certain performance based target bonuses consisting of (a) a cash target bonus equal to 35% of total annual salary, as determined by the Board of Directors and (b) a performance bonus paid in cash equal to 35% of total annual salary for each and every merger and/or acquisition made by us. The target bonus and the performance bonus may not exceed 100% of annual salary. The agreement also provides for the issuance of options to purchase 200,000 shares of restricted common stock. The options vest over a period of three years.

On September 6, 2005, Innofone entered into an employment agreement with Gerard Casale, Esq., our Corporate Counsel. The agreement provides for an initial part time term during which Mr. Casale shall be our Corporate General Counsel with an annual salary of $142,500 and shall be issued 50,000 shares of restricted common stock. On December 1, 2005, Mr. Casale became our General Counsel, Vice President of Business and Legal Affairs with an annual salary of $285,000 and was issued 100,000 shares of our restricted common stock.

On October 31, 2005, we entered into an employment agreement (the “Agreement”) with Mr. Alex Lightman, our Chief Executive Officer, President and Principal Accounting Officer. Pursuant to the Agreement, Mr. Lightman will serve as Chief Executive Officer and Chairman of the Board and will receive annual base compensation of $295,000. Mr. Lightman will also be eligible for executive bonus compensation as follows: (a) a Target Bonus paid in cash equal to 35% of the total cash value of his annual salary, as determined by the Board of Directors, 50% of which may be paid in shares of Innofone's common stock; and (b) a Performance Bonus paid in cash equal to 35% of the total cash value of his annual salary for each and every merger and/or acquisition made by Innofone of a non-affiliated third party entity (such potential target must provide no less than $1,000,000 of estimated annual accretive EBITDA to Innofone). The total amount of the Target Bonus and Performance Bonus paid to Mr. Lightman shall not exceed 100% of his annual compensation in any 12 month period. Mr. Lightman is also eligible to participate in any other bonus or incentive programs established by Innofone. The term of the Agreement is for two years and may renew for additional two year periods thereafter unless notice of non-renewal is given within six months of the end of the then current term.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth certain information regarding the beneficial ownership of Innofone's Common Stock by each person or group that is known by Innofone to be the beneficial owner of more than five percent of its outstanding Common Stock, each director of Innofone, each person named in the Summary Compensation Table, and all directors and executive officers of Innofone as a group as of March 24, 2006. Unless otherwise indicated, Innofone believes that the persons named in the table below, based on information furnished by such owners, have sole voting and investment power with respect to the Common Stock beneficially owned by them, where applicable. As of August 24, 2006, there were 74,435,328 shares of common stock issued and outstanding.

Name/Address of Beneficial Owner	Position with Company	Amount and Nature of Beneficial Ownership of Class A common Stock (1)	Percentage of Securities (1)
Alexander Lightman(2)/*	Chief Executive Officer and President	34,448,108	46.28%

Peter Maddocks*	Director	0	0

Dale Geesey*/(3)	VP of Consulting(3)	45,314	**

Paul Shephard*	Secretary	0	0

Jim Bacchus*/(4)	VP of Consulting	0	0

Abby International Holdings, Ltd.(5) c/o UK Administration Office, Suite 363 78 Marylebone High Street London, W1U5AP United Kingdome	--	20,500,000	27.54%

Cogent Capital Investments, LLC (6)(7) 11444 South 1780 East Sandy, Utah 84092	--	1,850,000	2.49%

Cogent Capital Financial LLC (7)		5,000,000	6.72%

All executive officers and Directors as a group (4 persons)		34,448,108	46.28%

* Address of all holders is c/o Innofone.com, Incorporated, 1431 Ocean Avenue, Suite 1100, Santa Monica, California 90401.
** Less than one percent.

(1) Pursuant to the rules of the Securities and Exchange Commission, a person is deemed to "beneficially own" shares of common stock over which the person has or shares investment or voting power, or has the right to acquire such power within 60 days. The percentage of common stock owned is calculated based on the number of shares of common stock outstanding, plus in the case of each person the number of shares of common stock issuable only to such person upon the exercise of options or warrants and the conversion of convertible debt securities.

(2) Includes 27,000,000 shares owned by Equitocracy Trust. Mr. Lightman is the trustee of Equitocracy Trust and is deemed the beneficial owner of such shares.

(3) Mr. Dale Geesey resigned as the Vice President of Consulting in June 2006, which will become effective as of August 14, 2006.

(4) Mr. Jim Bacchus was hired in June 2006 to replace Mr. Dale Geesey effective August 14, 2006

(5) Mr. Irving Aronson has the voting and dispositive power over the shares beneficially owned by Abbey International, an entity formed under the laws of Belize, by virtue of being a director of that entity.

(6) Cogent Capital Investments and Cogent Capital Financial are affiliated entities and Greg Kofford and Mark W. Holden have the voting and dispositive power of all 6,850,000 shares of common stock.  The address of CCI and CCF is 11444 South 1780 East, Sandy, Utah 84092.

(7) CCI owns approximately 4,815,000 shares of our Series A Convertible Preferred Stock which is convertible into 48,150,000 shares of our Common Stock, subject to certain limitations on convertibility as more fully described in this prospectus.  CCF holds a warrant exercisable unto 5,000,000 shares of our Common Stock; the exercise of this warrant is subject to certain limitations pertaining to the amount of shares CCF may beneficially own.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 8, 2005, we entered into a stock purchase agreement with Mr. Alex Lightman to purchase the total issued and outstanding shares of IPv6 Summit Inc., an entity engaged in developing new technology referred to as Internet Protocol version 6. Pursuant to the agreement, we agreed to pay Mr. Lightman $1,000,000 in the form of a promissory note and issue to him approximately 33,333,000 shares of our restricted common stock in exchange for 100% of the issued and outstanding shares of IPv6. As a result of the stock purchase agreement, IPv6 Summit Inc. became a wholly owned subsidiary of Innofone and Mr. Lightman became our President and Chief Executive Officer. Prior to this acquisition, we operated as a holding company for companies involved in technology and financial services. Pursuant to the Repayment of NIR, Mr. Lightman’s pledged shares were released and he no longer guarantees Innofone’s obligation to NIR.

On August 31, 2005, Mr. Lightman pledged 3 million shares to support obligations under the Notes issued to AJW Partners, LLC, AJW Offshore Ltd., AJW Qualified Partners and New Millenium Capital Partners, II, LLC on August 31, 2005. Specifically, pursuant to a Guaranty and Pledge Agreement, Mr. Lightman has agreed to unconditionally guarantee the timely and full satisfaction of all of our obligations, whether matured or unmatured, now or hereafter existing or created and becoming due and payable to the investors under the Notes.

On October 17, 2005, we amended and restated our promissory note issued to Mr. Alex Lightman, our Chief Executive Officer, President, and Principal Accounting Officer, on October 12, 2005, in connection with our Stock Purchase Agreement dated August 8, 2005. The principal face amount of the note is $1,000,000 and bears interest at the rate of four percent (4%) per annum. The note was amended and restated to provide for a repayment schedule which was to coincide with the timing that Innofone receives the Traunches. Specifically, we will make monthly installment payments equal to $83,333.33 for each successive month starting on the date of execution of the note and ending January 17, 2006. We agreed that upon the filing of this registration statement and receipt of the second Traunche, we would make monthly installment payments of $83,333.33 for the four (4) successive months thereafter. Further, upon the effectiveness of this registration statement and receipt of the third Traunche, we would make monthly installment payments of $83,333.33 for the four (4) successive months thereafter. As of March 2006, we have repaid approximately $500,000 of Mr. Lightman's note. Mr. Lightman has agreed to defer any additional payments until our financial condition allows for the continuation of such payments.

On July 10, 2006, we issued a promissory note to 55 South Investments in the face amount of $500,000. The note is secured by approximately $2,000,000 worth of our restricted common stock and $2,000,000 worth of restricted common stock owned by Mr. Lightman, our Chief Executive Officer and President. Pursuant to a Guaranty and Pledge Agreement, Mr. Lightman has agreed to unconditionally guarantee the timely and full satisfaction of all of our obligations, whether matured or unmatured, now or hereafter existing or created and becoming due and payable to the investors under the note.

On August 8, 2006, we issued a promissory note to Keiran Gaffney-Weinroth and Paul Weinroth in the face amount of  $50,000.  The Note is secured by approximately $200,000 worth of our restricted common stock and $200,000 worth of restricted common stock owned by Mr. Alex Lightman, our Chief Executive Officer and President.  Pursuant to a Guaranty and Pledge Agreement, Mr. Lightman has agreed to unconditionally guarantee the timely and full satisfaction of all of our obligations, whether matured or unmatured, now or hereafter existing or created and becoming due and payable to the investors under the note.

DESCRIPTION OF SECURITIES

Innofone's authorized capital stock consists of 950,000,000 shares of common stock, par value of $0.001 per share, of which 74,435,328 issued and outstanding as of August 24, 2006. The holders of shares of our common stock are entitled to elect all of the directors and to one vote per share on all matters submitted to shareholder vote. Holders of our common stock are entitled to receive ratably dividends, subject to the rights of the holders of Preferred Stock (if any), as may be declared by our Board of Directors out of funds legally available therefore.

On May 31, 2006, we filed an Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock establishing the rights and preferences of 4,185,000 such shares (“Series A Shares”). The Series A Shares have no voting rights and may be converted into shares of our common stock based on a conversion ratio initially equal to ten shares of common stock, subject to certain adjustments. Any holder of the Series A Shares may convert its shares into common stock upon the earlier of (i) sixty days after the date on which this registration statement has been declared effective; or (ii) June 3, 2008. The holders of the Series A Shares shall not be entitled to any dividends in respect thereof unless and until our board of directors so elects. We may redeem all (but not less than all) of the outstanding Series A Shares two years after the issuance date. The redemption price per share is equal to the market price of our common stock at the time of redemption multiplied by the conversion ratio plus any unpaid amounts due. The market price shall be the trailing ten day average of the common stock as quoted on the OTC Bulletin Board or, if applicable, as listed on one of the following markets or exchanges: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market. The Series A Shares shall rank senior to our other securities with respect to the payment of dividends and the distribution of assets.  Further, no holder of the Series A shares shall have the right to receive, and the Company shall not issue to any holder of the Series A shares, any securities as a dividend or distribution, or upon conversion or redemption of the Series A Shares, to the extent that, upon giving effect to such issuance, the aggregate number of shares of Common Stock beneficially owned by such holder (and its affiliates) would exceed 9.5% of the total issued and outstanding shares of Common Stock following such issuance.

All of the shares of our authorized capital stock, when issued for such consideration as our board of directors may determine, shall be fully paid and non-assessable. Our board of directors has the discretion and may, by adoption of a resolution, designate one or more series of preferred stock and has the power to determine the conversion and/or redemption rights, preferences and privileges of each such series of preferred stock provided that such conversion and/or redemption rights, preferences and privileges of any series of preferred stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued series of preferred stock. Our Certificate of Incorporation and bylaw's currently do not provide for the delaying, deferring or preventing of a change.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

TRANSFER AGENT

Innofone's transfer agent is Interwest Transfer Company, Inc.

SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 under the Securities Act of 1933.

SALE OF RESTRICTED SHARES. Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act of 1933 and have not been registered for resale. There are 5,267,098 shares of our common stock that are not restricted by Rule 144 because they are in the public float. Resales of the remainder of our issued and outstanding shares of common stock are restricted under Rule 144. There are 69,168,230 shares of our common stock that are restricted, including shares subject to outstanding warrants to purchase, or notes convertible into, common stock (excluding any conversions of notes to date). Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

SELLING SECURITYHOLDERS

We agreed to register for resale shares of common stock by the selling securityholders listed below. The selling securityholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling securityholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling securityholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling securityholders and we have not independently verified this information. The selling securityholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling securityholders has held any position or office with us, nor are any of the selling securityholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling securityholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering(1)(2)		Number of Shares Offered		Number of Shares Beneficially Owned After the Offering

Cogent Capital Investments, LLC(3)(4)	1,850,000	(5)	1,850,000	(5)	0	(5)

Cogent Capital Financial, LLC (3)(4)	5,000,000	(6)	5,000,000	(6)	0

Alex Lightman(7) C/o Innofone.com, Incorporated 1431 Ocean Avenue, Suite 1500 Santa Monica, CA 90401	32,126,608		3,600,000		28,526,608

Gerard Casale(8) C/o Innofone.com, Incorporated 1431 Ocean Avenue, Suite 1500 Santa Monica, CA 90401	750,000		200,000		550,000

Lawrence Hughes C/o Innofone.com, Incorporated 1431 Ocean Avenue, Suite 1500 Santa Monica, CA 90401	3,539,511		500,000		3,039,511

(1) Unless otherwise indicated, the selling securityholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling securityholders.

(2) The actual number of shares of Common Stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Series A Convertible Preferred Stock, in accordance with Rule 416 under the Securities Act of 1933, as amended.

(3)  Greg Kofford and Mark W. Holden have the voting and investment power with respect to the shares of common stock beneficially owned by Cogent Capital Financial LLC and Cogent Capital Investments LLC.

(4) Cogent’s address is 11444 South 1780 East, Sandy, Utah 84092.

(5) Does not include 48,150,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock which are convertible subject to certain limitations as more fully described in this prospectus

(6) Does not include 5,000,000 shares of common stock underlying a warrant; the exercise of this warrant is subject to certain limitations pertaining to the amount of shares CCF may beneficially own.

(7) Mr. Alex Lightman is Innofone’s Chief Executive Officer, President, Principal Accounting Officer, and a Director.

(8) Mr. Gerard Casale is Innofone’s General Counsel and Vice President of Business and Legal Affairs.

Cogent Transaction

As more fully described in this prospectus, on June 2, 2006, pursuant to a securities purchase agreement, we sold in a private placement to Cogent Capital Investments LLC (“CCI”) (i) 1,850,000 shares of our common stock (“Common Stock”) and (ii) 4,815,000 shares of our Series A Convertible Preferred Stock (“Preferred Stock”) for an aggregate purchase price of $50,000,000, which was paid in the form of U.S. Treasury Bonds (the “Bonds”). Pursuant to an Amended and Restated Certificate of Designation filed by Innofone, the Preferred Stock issued to Cogent has no voting rights, no dividend rights (unless the Board of Directors elects otherwise) and each shares of Preferred Stock shall be convertible into ten (10) shares of Common Stock, subject to certain adjustments (“Conversion Ratio”). Further, no sooner than two years after June 2, 2006, the issuance date, Innofone has the option to redeem all (but not less than all) of the outstanding Preferred Stock by paying in cash the market price (the trailing ten (10) average of the Common Stock) multiplied by the Conversion Ratio. The Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, senior to any other security issued by Innofone.

Concurrently with the consummation of the private placement to CCI, we entered into an equity swap transaction with Cogent Capital Financial LLC (“CCF”), an affiliate of CCI (the “Equity Swap”). The Equity Swap is a fixed versus floating price swap with respect to a notional amount of 37,500,000 shares of our Common Stock, with CCF being the floating equity payor and Innofone being the fixed equity price payor. The fixed price under the Equity Swap is $1.333 per share. The Equity Swap has a maturity date of December 2, 2010, though under certain conditions this date can be extended, and provides for periodic settlements and reductions of the notional amount of the Equity Swap over a 30 month period, provided that Innofone has satisfied certain conditions. Among these conditions is a requirement that Innofone maintain an effective registration statement with respect to specified portions of the Common Stock purchased by CCI and the Common Stock into which the Preferred Stock purchased by CCI is convertible. The portion of such Common Stock to be covered by the registration statement increases over a 30 month period to a maximum of 55,000,000 shares. This registration statement is being provided by Innofone to satisfy, on an initial basis, this condition of the Equity Swap. Continued satisfaction of this condition will depend on the maintenance of this registration statement and the provision at later dates of one or more additional registration statements. To secure Innofone’s performance of the Equity Swap, Innofone has pledged to CCF, and deposited in a custodian account subject to a lien in favor of CCF, the Bonds. As the notional amount of the Equity Swap is reduced, a corresponding portion of the pledged Bonds are to be released to Innofone, subject to any required partial settlement of the Equity Swap resulting from the reduction in the notional amount.

In connection with and as consideration for CCF's obligations under the Equity Swap, Innofone paid to CCF an initial amount consisting of: (i) $568,750 (out of approximately $1,375,000 to be paid); (ii) 5,000,000 shares of Common Stock; and (iii) a warrant to purchase 5,000,000 shares of Common Stock, during a 5-year term, at an initial exercise price per share of $1.20. The remaining approximately $831,250 (of the $1,375,000) due is accruing interest and will be deducted and paid from the first 3 collateral releases.  Innofone and CCF entered into a registration rights agreement granting CCF certain demand and piggyback registration rights with respect to these shares of Common Stock.

PLAN OF DISTRIBUTION

The selling securityholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. The selling securityholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling securityholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling securityholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling securityholders. The selling securityholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Each of the selling securityholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling securityholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling securityholders.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, New York, New York.

EXPERTS

The financial statements of Innofone.com, Incorporated as of and for the period from June 30, 2005 appearing in this prospectus have been audited by Hochman & Danziger and the financial statements of IPv6 Summit, Inc. appearing in this prospectus have been audited by DeJoya Griffith & Company, LLC, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

De Joya Griffith & Company, LLC
Certified Public Accountants & Consultants
2425 W. Horizon Ridge Parkway
Henderson, Nevada 89052

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
IPv6 Summit, Inc.
Santa Monica, California

We have audited the balance sheet of IPv6 Summit, Inc. (the “Company”) as of June 30, 2005 and the related statements of operations, stockholders’ deficit and cash flows for the years ended June 30, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presently fairly, in all material respects, the financial position of IPv6 Summit, Inc. as of June 30, 2005 and the results of their operations and their cash flows for the years ended June 30, 2005 and 2004, in conformity with accounting principles generally accepted in the United States.

/s/ De Joya Griffith & Company, LLC De Joya Griffith and Company, LLC Henderson, Nevada September 9, 2005

IPV6 SUMMIT, INC.
Balance Sheets

June 30, 2005
ASSETS
Cash	$17,840
Accounts receivable	46,980
Officers' advances	12,729
Total current assets	77,550

Fixed assets, net	4,840
Total assets	$82,389

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Accounts payable and accrued liabilities	53,848
Customer deposits	--
Other current liabilities	6,934
Total current liabilities	60,782

Long-term liabilities	--
Total liabilities	60,782

Commitments and contingencies	--

Stockholder's equity
Common stock; $0.001 par value; 2,000,000 shares authorized, issued and outstanding	2,000
Additional paid-in capital	--
Retained earnings	19,607
Total stockholder's equity	21,607
Total liabilities and stockholder's equity	$82,389

IPV6 SUMMIT, INC.
Statements of Operations

		For the period from
		July 9, 2003
	For the year ended	(Date of Inception) through
	June 30, 2005	June 30, 2004

Revenues	$545,588	$553,287

Cost of revenues	118,164	165,686
Gross profit	427,424	387,601

Operating expenses
Depreciation and amortization	2,941	1,302
Selling general and administrative	466,913	311,225
Total operating expenses	469,854	312,527

Income (loss) from operations	(42,431)	75,074

Other income (expense)
Interest income	3	2
Loss on Disposal of Asset	(2,756)	--
Total other income (expense)	(2,753)	2

Net income (loss) before provision for income taxes	(45,184)	75,076

Provision for income taxes	(10,285)	--
Net income (loss)	$(55,469)	$75,076
Net income (loss) per common share - basic and diluted	$(0.03)	$0.04
Weighted average common shares outstanding - basic and diluted	2,000,000	2,000,000

IPV6 SUMMIT, INC.
Statements of Stockholder's Equity

	Common Stock				Total
	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Stockholders' Equity
Balance, July 9, 2003 (Date of Inception)	--	$--	$--	$--	$--

Issuance of stock for services to the founding shareholder, $0.001 per share	2,000,000	2,000	--	--	2,000

Net income (loss)	--	--	--	75,076	75,076

Balance, June 30, 2004	2,000,000	2,000	--	75,076	77,076

Net income (loss)	--	--	--	(55,469)	(55,469)

Balance, June 30, 2005	2,000,000	2,000	--	19,607	21,607

IPV6 SUMMIT, INC.
Statements of Cash Flows

	For the year ended June 30, 2005	For the period July 9, 2003 (Date of Inception) through June 30, 2004
Cash flows from operating activities:
Net income (loss)	$(55,469)	$75,076
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	2,941	1,302
Loss on disposal of fixed assets	2,756	--
Stock issued for services	--
Changes in operating assets and liabilities:
Change in accounts receivable	69,548	(116,529)
Change in officers' advances	(12,729)	--
Change in prepaid expenses	3,050	(3,050)
Change in other assets	11,810	(11,810)
Change in accounts payable and accrued liabilities	(29,448)	83,296
Change in advances from related parties	(39,139)	39,139
Change in accrued income taxes	6,934	--
Net cash provided (used) by operating activities	(39,745)	69,425

Cash flows from investing activities:
Purchase of fixed assets	(2,165)	(9,675)
Net cash used by investing activities	(2,165)	(9,675)

Cash flows from financing activities:
Proceeds from issuance of common stock	--	--
Net cash provided by financing activities	--	--

Net change in cash	(41,910)	59,750

Cash, beginning of period	59,750	--

Cash, end of period	$17,840	$59,750

Supplemental disclosure of cash flow information:
Cash paid for interest	$--	$--
Schedule of non-cash financing and investing activities:
Issuance of 2,000,000 shares of common stock for services	$--	$2,000

IPV6 SUMMIT, INC. FINANCIAL STATEMENTS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business - IPv6 Summit, Inc., a Nevada corporation (hereinafter referred to as the “Company”) located in Santa Monica, California was incorporated on July 9, 2003. IPv6 stands for Internet Protocol version 6 and is the successor protocol to the current Internet, Internet Protocol version 4, which was introduced in June 1973 and turned 32 years old this summer. IPv4 is a 32-bit protocol, while IPv6 is a 128-bit protocol allowing for 3.4 x 10 to the 38th power new IP addresses, and thus allowing for a vast increase in connecting people, places, and things to the Internet.

The Company is among the leading organizers of IPv6 conference events in the world by virtue of being the only company to have successfully organized six IPv6 Summits, with an average of over 500 attendees each. In Japan and China, the only countries with comparable IPv6 markets, the event organizers are subsidized by their national governments, and their events are free to most attendees. Our sponsorship revenue can be compared with that of other organizers by counting the number of sponsors in each category and multiplying it by published prices. By our own estimates, we generate more sponsorship revenue, and more attendee revenues, than any other IPv6 organizer.

The Company derives revenue from Sponsorships, Conference Attendee Fees, Training Fees, and Consulting to Governments. New sources of revenue during the 2005-2007 will be derived from Consulting to Corporations, Software Revenue, Subscription Revenue and Information Revenue. Subscription revenue will be derived from offering broadband IPv6 wireline and wireless services, as an IPv6-centric ISP and WISP, including Voice over IPv6 and Video over IPv6. Information Revenue will be derived from setting up one of the largest IPv6 information portals, building on the existing multiple gigabytes of IPv6 related information on http://www.usipv6.com

Year-end - The Company’s year-end is June 30.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and expense recognition - The Company recognizes revenue from services provided once all of the following criteria for revenue recognition have been met: 1) pervasive evidence of an agreement exists, 2) the services have been delivered, 3) the price is fixed and determinable and not subject to refund or adjustment and 4) collection of the amounts due is reasonably. Overhead and administrative costs are recognized when incurred and direct event costs and expenses are recognized during the period in which the event they are associated with occurs.

Inventory- The Company has no inventory as of June 30, 2005.

Fixed assets - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 3 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Goodwill and intangible assets -

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment.

According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test. Fair value for goodwill is based on discounted cash flows, market multiples and/or appraised values as appropriate. Under SFAS No. 142, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

The Company has no Goodwill or Intangible Assets and thus the Company did not record any amortization expense related to goodwill or intangibles for the years ended June 30, 2005 and 2004.

SFAS 142 requires the Company to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS 123 (R), “Share-Based Payment.” This Statement is a revision to SFAS 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires the measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. No compensation cost is recognized for equity instruments for which employees do not render service. We will adopt SFAS 123(R) effective on July 1, 2005, requiring compensation cost to be recognized as expense for the portion of outstanding unvested awards, and any new awards made thereafter, based on the grant-date fair value of those awards.

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Advertising costs - The Company recognizes advertising expenses in accordance with Statement of Position 93-7 “Reporting on Advertising Costs.” Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used. The Company has recorded no significant advertising costs for the years ended June 30, 2005 and 2004.

Research and development costs - Research and development costs are charged to expense as incurred.

2.	FIXED ASSETS

Fixed assets consist of the following as of June 30, 2005:

Equipment	$9,004
Less: accumulated depreciation	4,164
Fixed assets, net	$4,840

3.	COMMITMENTS AND CONTINGENCIES

Office lease - The Company lease three office suites at 1431 Ocean Avenue in Santa Monica, California on a month-to-month basis. The current monthly lease payment for the four suites total $2,468 per month. Lease payments for the year ended June 30, 2005 and 2004 totaled $20,300 and $11,425, respectively.

4.	SUBSEQUENT EVENTS

On August 08, 2005, Alex Lightman, the sole shareholder of IPv6 Summit, Inc., entered into a Stock Purchase Agreement with Innofone.com, for the sale of 100 % of the issued outstanding and shares of IPv6 Summit, Inc. to Innofone.com. The fundamental terms of the purchase agreement provide for the Innofone.com to deliver a promissory note in the sum of $1,000,000 (One Million Dollars) as partial consideration of the purchase price and to issue 33,333,000 (Thirty Three Million Three Hundred and Thirty Three Thousand) shares of restricted common stock of Innofone.com to satisfy the balance of the purchase price in full. As a result, IPv6 Summit, Inc. will become a wholly owned subsidiary of the Innofone.com. Alexander Lightman will become the Chairman and Chief Executive officer of the company. He will be awarded a five-year employment agreement at an annual salary of $400,000.00 per year. This Agreement is pending subject to completion and delivery of audit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of:
INNOFONE.COM, INCORPORATED

We have audited the accompanying balance sheets of INNOFONE.COM, INCORPORATED as at June 30, 2005 and 2004, and the related statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended June 30, 2005. These financial statements are the responsibility of Innofone's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Innofone as at June 30, 2005 and 2004, and the results of its operations and their cash flows for each of the three years in the period ended June 30, 2005, in conformity with United States generally accepted accounting principles.

As more fully described in note 6, the 2004 financial statements have been restated.

/s/ Danziger & Hochman
Toronto, Ontario July 25, 2005 except note 6 for which the date is January 10, 2006.	Chartered Accountants

INNOFONE.COM, INCORPORATED Balance Sheets As at June 30, 2005 and 2004 (Stated in United States Dollars)	Statement I

	2005 (Restated)	2004 (Restated)

ASSETS	$—	$—

LIABILITIES	$—	$—

SHAREHOLDERS' DEFICIT

CAPITAL STOCK(note 3)
Common shares	4,898,880	4,879,010
Additional paid-in capital	9,975,954	9,314,824
	14,874,834	14,193,834

(DEFICIT) - Statement II	(14,874,834)	(14,193,834)

	—	—

	$—	$—

INNOFONE.COM, INCORPORATED Statement of Shareholders' Deficit For The Years Ended June 30, 2005, 2004 and 2003 (Stated in United States Dollars)	Statement II

	Common Shares	Additional Paid-In Capital (Restated)	Deficit (Restated)	Total (Restated)

BALANCE, June 30, 2002	$4,842,772	$7,719,593	($13,318,937)	($ 756,572)

Convertible note converted to stock	2,300	647,700	—	650,000
Issuance of shares for legal services	500	1,887	—	2,387
Issuance of shares for consulting services	26,378	180,932	—	207,310
Net loss	—	—	(209,697)	(209,697)

BALANCE, June 30, 2003	4,871,950	8,550,112	(13,528,634)	(106,572)

Issuance of shares for selling, general and administrative services	7,060	448,140	—	455,200
Forgiveness of debt from related party	—	316,572	—	316,572
Net loss	—	—	(665,200)	(665,200)

BALANCE, June 30, 2004	4,879,010	9,314,824	(14,193,834)	—

Issuance of shares for selling, general and administrative services (note 4)	19,870	661,130	—	681,000
Net loss	—	—	(681,000)	(681,000)

BALANCE, June 30, 2005	$4,898,880	$9,975,954	($14,874,834)	$—

INNOFONE.COM, INCORPORATED Statement of Operations For The Years Ended June 30, 2005, 2004 and 2003 (Stated in United States Dollars)	Statement III

	2005	2004	2003
		(Restated)

REVENUE	$—	$—	$—

EXPENSES

Selling, general and administrative services (note 4)	681,000	455,200	209,697

Write-off of investment	—	210,000	—

Net (Loss) from Operations	(681,000)	(665,200)	(209,697)

NET (LOSS) FOR THE YEAR	($681,000)	($665,200)	($209,967)

BASIC NET (LOSS) PER SHARE
(Note 5)	($ 0.03)	($ 0.14)	($ 1.37)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	20,098,984	4,740,817	152,682

INNOFONE.COM, INCORPORATED Statement of Cash Flows For The Years Ended June 30, 2005, 2004 and 2003 (Stated in United States Dollars)	Statement IV

	2005	2004	2003
		(Restated)	(Restated)

CASH FLOWS FROM OPERATING
ACTIVITIES
Net (loss) for year - (Statement III)	($681,000)	($665,200)	($209,697)

Issuance of shares for sales, general
and administrative services (note 4)	681,000	455,200	209,697
Write-off of investment	–	210,000	–
Accounts payable and accrued
liabilities	–	–	–

Net cash provided by (used in) operating activities	–	–	–

FINANCING ACTIVITIES
Due to officers and directors	–	–	–
Issuance of capital stock	–	–	–
Convertible debt	–	–	–

Net cash provided by (used in) financing activities	–	–	–

INCREASE IN CASH	–	–	–

CASH, BEGINNING OF YEAR	–	–	–

CASH, END OF YEAR	$–	$–	$–

Non cash transactions:
Accounts payable and accrued liabilities	$–	($316,572)	($104,000)
Due to officers and directors	–	–	104,000
Issuance of capital stock for debt	–	–	650,000
Convertible debt	–	–	(500,000)
Note payable	–	–	(150,000)

INNOFONE.COM, INCORPORATED
Notes to Financial Statements
June 30, 2005 and 2004
(Stated in United States Dollars)

1.	NATURE OF OPERATIONS

Innofone was incorporated in Nevada on December 19, 1995 and is in the process of attempting to raise capital for future operations. As Innofone does not have any assets, it would require new capital to fund any future ventures.

2.	SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared by management in conformity with accounting principles generally accepted in the United States of America and include the following significant accounting policies:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

Income Taxes

Innofone accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment. As Innofone does not currently have any operations or assets, they are not anticipating the recovery of any tax assets and therefore, have not reflected any future tax asset.

INNOFONE.COM, INCORPORATED
Notes to Financial Statements
June 30, 2005 and 2004
(Stated in United States Dollars)

3.	CAPITAL STOCK

The number of outstanding shares of Innofone as at June 30, 2005 is computed as follows:

Common
Outstanding shares as at June 30, 2002	100,022,505

Shares issued in exchange for consulting fees	23,357,826
Shares issued in exchange for legal fees	500,000
Reverse stock split: 175 shares for one share	(123,172,444)
Share issuance on conversion of debt	2,300,000
Share issuance on exchange for consulting fees	3,021,800
Reverse stock split: 20 shares for one share	(5,728,203)
Outstanding shares as at June 30, 2003	301,484
Shares issuance on exchange for sales, general
and administrative services	7,060,000
Outstanding shares as at June 30, 2004	7,361,484
Shares previously issued that were cancelled in the year	(126,214)
Shares issuance in exchange for sales, general
and administrative services (note 4)	20,000,000

Outstanding shares as at June 30, 2005	27,235,270

Innofone's authorized capital stock consists of 950,000,000 shares of common stock and 25,000,000 shares of preferred stock each with a par value of $0.001 per share. There are no outstanding preferred shares at year end.

4.	RELATED PARTY TRANSACTIONS

During the year Innofone issued 13,750,000 restricted shares and 6,250,000 regular shares to the sole director and majority shareholder for services and reimbursement of costs.

5.	BASIC NET LOSS PER SHARE

Basic net loss per share figures are calculated using the weighted average number of common shares outstanding computed on a daily basis. The effect of the conversion of the preferred shares on an if-converted basis and stock options has an anti-dilutive effect.

INNOFONE.COM, INCORPORATED
Notes to Financial Statements
June 30, 2005 and 2004
(Stated in United States Dollars)

6.	RESTATEMENT

Subsequent to the issuance of the financial statement for the year ended June 30, 2005 that were filed with the U.S. Securities and Exchange Commission on October 14, 2005, Innofone made the following adjustments to the financial statements:

a)	Non-cash transactions have been excluded from investing and financing activities on the statement of cash flows.

A summary of the effect of the restatement is as follows:

	Year Ended June 30, 2004
	As Reported	Restatement	As Restated

Net income (loss) for year	($348,628)	($316,572)	($665,200)
Accounts payable and accrued liabilities	(316,572)	316,572	–

	Year Ended June 30, 2003
	As Reported	Restatement	As Restated

Accounts payable and accrued liabilities	($104,000)	$104,000	$–
Due to officers and directors	104,000	(104,000)	–
Issuance of capital stock	650,000	(650,000)	–
Convertible debt	(500,000)	500,000	-
Note payable	(150,000)	150,000

b)
Innofone in 2004 has corrected the reclassification of debt forgiveness from a related party in accordance with Accounting Principles Board Opinion No. 26, “Early Extinguishment of Debt”, paragraph 20.

A summary of the effect of the restatement is as follows:

	Year Ended June 30, 2004
	As Reported	Restatement	As Restated

Net loss from operations	($455,200)	($210,000)	($665,200)

INNOFONE.COM, INCORPORATED
Notes to Financial Statements
June 30, 2005 and 2004
(Stated in United States Dollars)

6.	RESTATEMENT (continued)

c)
Innofone in 2004 has corrected the reclassification of debt forgiveness from a related party in accordance with Accounting Principles Board Opinion No. 26, “Early Extinguishment of Debt”, paragraph 20.

A summary of the effect of the restatement is as follows:

	Year Ended June 30, 2005
	As Reported	Restatement	As Restated

Additional paid-in capital	$9,659,382	$316,572	$9,975,954
Accumulated deficit	($14,558,262)	($ 316,572)	($14,874,834)

	Year Ended June 30, 2004
	As Reported	Restatement	As Restated

Additional paid-in capital	$8,998,252	$316,572	$9,314,824
Accumulated deficit	($13,877,262)	($ 316,572)	($14,193,834)
Net loss	($ 348,628)	($ 316,572)	($ 665,200)
Basic net loss per share	($ .07)	($ .07)	($ .14)

INNOFONE.COM, INCORPORATED
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

March 31, 2006
ASSETS

Current assets
Cash	$707,277
Accounts receivable	87,500
Prepaid expenses and other assets	78,927
Total current assets	873,704

Fixed assets, net	1,525
Deposit for purchase of Digital Presence, Inc.	50,000
Other assets	25,000

Total assets	$950,229

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	194,849
Deferred revenues	36,117
Due to related parties	500,000
Total current liabilities	730,966

Long-term liabilities
Derivative liability	7,838,497
Warrant liability	227,408
Convertible debenture, net of unaccreted principal of $2,247,944	1,491,782
Total long-term liabilities	9,557,687

Total liabilities	10,288,653

Stockholders' equity
Common stock; $0.001 par value; 950,000,000 shares authorized, 61,780,084 issued and outstanding	61,780
Additional paid-in capital	235,896
Accumulated deficit	(9,636,100)
Total stockholders' equity	(9,338,424)

Total liabilities and stockholders' equity	$950,229
See accompanying notes to consolidated financial statements.

INNOFONE.COM, INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three	For the three	For the nine	For the nine
	months ended	months ended	months ended	months ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005

Revenues	$63,003	$127,926	$467,693	$364,727

Cost of revenues	8,634	32,171	85,592	57,500

Gross profit	54,369	95,755	382,101	307,227

Operating expenses
Depreciation and amortization	2,200	735	6,600	2,205
Selling, general and administrative	945,648	93,131	2,470,164	303,178
Total operating expenses	947,848	93,866	2,476,764	305,383

Income (loss) from operations	(893,479)	1,889	(2,094,663)	1,844

Other income (expense)
Interest income	8,092	--	19,940	1
Unrealized gain (loss) on adjustment of derivative and warrant liability to fair value of underlying securities	(4,245,479)	--	(5,065,905)	--
Interest expense	(1,655,883)	--	(1,626,422)	--
Other expense	(10,414)	(104)	(21,542)	(5,812)
Total other income (expense)	(5,903,684)	(104)	(6,693,929)	(5,811)

Net income (loss) before provision for income taxes	(6,797,163)	1,785	(8,788,592)	(3,967)

Provision for income taxes	--	--	--	--

Net income (loss)	$(6,797,163)	$1,785	$(8,788,592)	$(3,967)

Net income (loss) per common share - basic and diluted	$(0.11)	$0.00	$(0.16)	$(0.00)

Weighted average common shares outstanding -
basic and diluted	60,848,622	33,333,333	56,193,242	33,333,333

See accompanying notes to consolidated financial statements.

INNOFONE.COM, INCORPORATED
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(UNAUDITED)

					Total
	Common Stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Equity
Balance, June 30, 2005	33,333,000	$33,333	$(31,333)	$19,607	$21,607

Issuance of stock related to reverse-merger with Innofone.com, Inc.	28,005,270	28,005	--	--	28,005

Distribution related to reverse-merger	--	--	(132,885)	(867,115)	(1,000,000)

Issuance of stock for services	441,814	442	298,346	--	298,784

Issuance of warrants for services	--	--	101,768	--	101,768

Net income (loss)	--	--	--	(8,788,592)	(8,788,592)

Balance, March 31, 2006	61,780,084	$61,780	$235,896	$(9,636,100)	$(9,338,424)

See accompanying notes to consolidated financial statements.

INNOFONE.COM, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the nine	For the nine
	months ended	months ended
	March 31, 2006	March 31, 2005

Cash flows from operating activities:
Net income (loss)	$(8,788,592)	$(3,967)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	6,600	2,205
Accretion of principal related to convertible debenture	1,491,782	--
Unrealized gain on adjustment of derivative and warrant liabilities to fair value of underlying securities	5,065,905	--
Stock based expenses	428,561	--
Changes in operating assets and liabilities:
Change in accounts receivable	(40,520)	89,250
Change in prepaid expenses	(66,198)	(1,050)
Changes in other assets	(25,000)	--
Change in accounts payable and accrued liabilities	134,067	(65,253)
Change in deferred revenues	36,117	--
Net cash provided (used) by operating activities	(1,757,278)	21,185

Cash flows from investing activities:
Purchase of fixed assets	(3,285)	(2,559)
Deposit for purchase of Digital Presence, Inc.	(50,000)	--
Net cash used by investing activities	(53,285)	(2,559)

Cash flows from financing activities:
Payments made on related party loans	(5,000,000)	(16,234)
Proceeds from convertible debenture borrowing	3,000,000	--
Net cash provided by financing activities	2,500,000	(16,234)

Net change in cash	689,437	2,392

Cash, beginning of period	17,840	59,750

Cash, end of period	$707,277	$62,142

Supplemental disclosure of cash flow information:
Cash paid for interest	$--	$--

Schedule of non-cash financing and investing activities:
Issuance of $1,000,000 note payable to Alex Lightman related to reverse-merger and accounted for as a distribution	$1,000,000	$--
Debt discount related to beneficial conversion feature of convertible debt	$1,893,526	$--
Finance cost related to warrants issued associated with convertible debt	$664,125	$--

See accompanying notes to consolidated financial statements

INNOFONE.COM, INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business - Innofone.com, Inc. (the “Company”) incorporated on December 19, 1995. On August 19, 2005, the Company consummated an Stock Purchase Agreement (the “Agreement”) with Alexander Lightman to acquire 100% of the outstanding capital stock of IPv6 Summit, Inc. (“IPv6”). The fundamental terms of the purchase agreement provide for the Company to deliver a promissory note in the sum of $1,000,000 as partial consideration of the purchase price and to issue 33,333,000 shares of restricted common stock of the Company to satisfy the balance of the purchase price in full (the “IPv6 Transaction”). As a result, IPv6 has become a wholly owned subsidiary of the Company. Prior to the IPv6 Transaction, the Company was non-operating public company with no operations or assets; 28,005,270 shares of common stock issued and outstanding; and IPv6 was a privately held operating company. The IPv6 Transaction is considered to be a capital transaction in substance, rather than a business combination. Inasmuch, the IPv6 Transaction is equivalent to the issuance of shares by a private company (IPv6) for the non-monetary assets of a non-operational public company, accompanied by a recapitalization. The accounting for IPv6 Transaction is similar to that resulting from a reverse acquisition, except goodwill is not recorded. Accordingly, the historical financial information of the accompany financial statements are that of IPv6 which the 33,333,000 shares issued by the Company are considered the historical outstanding shares of IPv6 for accounting purposes. The partial consideration of $1,000,000 promissory note has been accounted for as a distribution as if IPv6 had returned capital to its previous sole shareholder in the form of a distribution. The Company’s operating activities are conducted through its wholly owned subsidiary, IPv6 Summit, Inc.

`
IPv6 Summit, Inc., a Nevada corporation located in Santa Monica, California was incorporated on July 9, 2003. The Company is among the leading organizers of IPv6 conference events in the world. IPv6 stands for Internet Protocol version 6 and is the successor protocol to the current Internet, Internet Protocol version 4, which was introduced in June 1973 and turned 32 years old this summer. IPv4 is a 32-bit protocol, while IPv6 is a 128-bit protocol allowing for 3.4 x 10 to the 38th power new IP addresses, and thus allowing for a vast increase in connecting people, places, and things to the Internet.

The Company derives revenue from Sponsorships, Conference Attendee Fees, Training Fees, and Consulting to Governments. New sources of revenue during the 2006-2007 will be derived from Consulting to Corporations, software and related product sales Revenue, training Revenue and Information technology management and services Revenue.

Year end - The Company’s year end is June 30.

INNOFONE.COM, INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and expense recognition - The Company recognizes revenue from services provided once all of the following criteria for revenue recognition have been met: 1) pervasive evidence of an agreement exists, 2) the services have been delivered, 3) the price is fixed and determinable and not subject to refund or adjustment and 4) collection of the amounts due is reasonably. Overhead and administrative costs are recognized when incurred and direct event costs and expenses are recognized during the period in which the event they are associated with occurs.

Fixed assets - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 3 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Goodwill and intangible assets - In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment.

According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test. Fair value for goodwill is based on discounted cash flows, market multiples and/or appraised values as appropriate. Under SFAS No. 142, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

The Company has no Goodwill or Intangible Assets and thus the Company did not record any amortization expense related to goodwill or intangibles as of March 31, 2006.

INNOFONE.COM, INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

SFAS 142 requires the Company to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS 123 (R), “Share-Based Payment.” This Statement is a revision to SFAS 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires the measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. No compensation cost is recognized for equity instruments for which employees do not render service. We have adopted SFAS 123(R) effective on July 1, 2005, requiring compensation cost to be recognized as expense for the portion of outstanding unvested awards, and any new awards made thereafter, based on the grant-date fair value of those awards.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). This statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity, be classified as liabilities in statements of financial position. Most of the guidance in SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company’s adoption of SFAS 150 did not have a material effect on the results of operations or financial position.

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Advertising costs - The Company recognizes advertising expenses in accordance with Statement of Position 93-7 “Reporting on Advertising Costs.” Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used. The Company has recorded approximately $148,000 and $63,000 of advertising costs for the nine months ended March 31, 2006 and 2005, respectively.

INNOFONE.COM, INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
Research and development costs - Research and development costs are charged to expense as incurred.

Earnings (loss) per share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed exercise of options and warrants to purchase common shares would have an anti-dilutive effect.

2.	FIXED ASSETS

Fixed assets consist of the following as of March 31, 2006:

Equipment	$12,290
Less: accumulated depreciation	10,765
Fixed assets, net	$1,525

3.	DUE TO RELATED PARTIES

Due to related parties as of March 31, 2006 are comprised of the following:

Note payable to Alex Lightman related to Stock Purchase Agreement (see Note 1 for detailed discussion), interest rate at 4%, payable in monthly installment payments of $83,333 (principal only) for each successive month starting on the date of execution of the note contingent upon certain conditions having been met, and ending October 17, 2006 which any unpaid principal and interest would be due at that date	$500,000
$500,000

INNOFONE.COM, INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

4.	CONVERTIBLE DEBENTURE

On August 31, 2005, the Company entered into a Securities Purchase Agreement, dated as of August 31, 2005 (“Agreement”), by and among the Company, AJW Partners, LLC (“Partners”), AJW Offshore, Ltd. (“Offshore”), AJW Qualified Partners (“Qualified”) and New Millenium Capital Partners, II, LLC (“Millenium”). Partners, Offshore, Qualified and Millenium are collectively referred to as the “Purchasers”. The Agreement provides for the sale by the Company to the Purchasers of Secured Convertible Term Notes (the “Notes”) issued by the Company in the aggregate principal amount of $4,500,000 (“Principal Amount”). The Principal Amount is to be funded by the Purchasers in three tranches $1,500,000 on September 1, 2005, $1.5 million upon filing the Registration Statement and $1.5 million upon effectiveness of the Registration Statement. The offering of Notes under the Agreement was made pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Notes matures August 31, 2008, bear interest at 8% per annum, unless the common stock of the Company is greater than $3.50 per share for each trading day of a month, in which event no interest is payable during such month, and principal and interest due at maturity . The Notes are convertible into common stock of the Company at the lesser of $3.50 or a 30% discount to the average of the three lowest trading prices of the common stock during the 20 trading day period prior to conversion. In connection with the subject offering, the Company issued an aggregate of 1,000,000 warrants (333,333 upon each tranche of financing) to purchase common stock at a price of $5.00 per share. The warrants are exercisable for a period of five years. The Company has the right to redeem the Notes under certain circumstances and the right to prevent conversions in any month where the stock price is less than $3.50 per share. The conversion of the Notes are subject to an effective Registration Statement to be filed by the Company. In the event the Company is unable to have the Registration Statement declared effective within the timeframe of the Agreement, we may be required to pay to the Note Holders an amount equal to the then outstanding principal amount of the Notes multiplied by two hundredths (.02) times the sum of: (a) the number of months (prorated for partial months) after the filing date or the end of the one hundred and eighty day period and prior to the date the Registration Statement is declared effective, (b) the number of months (prorated for partial months) that sales of all of the shares registered cannot be made after the Registration Statements is declared effective and (c) the number of months (prorated for partial months) that the common stock is not listed or included for quotation or the OTCBB, NASDAQ Small Cap, NYSE or AMEX or that trading has been halted after the Registration has been declared effective. If thereafter, sales could not be made pursuant to the Registration Statement, for an additional period of one month, the Company shall pay an additional $5,000 for each $250,000 of outstanding principal under the Notes. Further, any amounts owing to the investors shall be paid in cash or, at the Company’s option, shares of common stock priced at the lesser of $3.50 per share or 30% discount to the market price.

INNOFONE.COM, INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

The Company has determined the convertible debenture represents an embedded derivative due to the indeterminate number of shares that may be issued as part of the conversion feature of the host debt which would be required to be bifurcated from the underlying debt as derivative liability in accordance SFAS No. 133. Additionally, the warrants related to the convertible debenture are considered tainted due to the indeterminate number of shares associated with the conversion feature of the host debt which would be accounted for as a derivative instrument (“warrant liability”). As a result, the entire principal balance of the convertible debenture has been allocated to derivative and warrant liability when initially recording this transaction. Both embedded derivative and warrant liability will be adjusted to the fair value of the underlying securities at end of each period. The recorded fair values of both the derivative and warrant liability can fluctuate significantly based upon the fluctuations in the market value of the underlying securities, as well as the volatility of the stock price during the term used for observation and the term remaining for the warrants. The adjustment to fair value for both the derivative and warrant liability will result in either a unrealized gain or loss and recorded in the income statement as a component of Other Income (Expense).

The estimated fair value of the derivative and  warrant liability has been determined using Black-Scholes option pricing model using the following assumptions: exercise price of $5.00, historical stock price volatility, risk free interest rate of 3.5%; dividend yield of 0% and 1.5 year term. The Company will accrete principal over the term of the convertible debenture since the entire principal balance of the convertible debenture has been allocated between the derivative and warrant liability. As of March 31, 2006, the Company has accreted principal of $1,491,781 with unaccreted principal of $1,508,219. In connection with the loan, Alex Lightman the Company’s President pledged 3,000,000 shares of his common stock as additional security. Additionally, the Company has agreed to pay a finder’s fee to an unrelated third party related to this convertible debenture at a rate of 8% of the gross proceeds plus warrant for common stock totaling 34,286 shares. As of March 31, 2006, the Company had paid a total of $240,000 in cash and $102,000 in stock warrants as a finder’s fee which had been expensed and reflected as part of selling, general and administrative expense in the accompanying statements of operations for the nine months ended March 31, 2006.

INNOFONE.COM, INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

The following table summarizes the various components of the convertible debentures as of March 31, 2006:

Convertible debenture	$1,491,781
Derivative liability	7,838,797
Warrant liability	227,408
9,557,986
Cumulative unrealized gain from adjustment of derivative and warrant liabilities to fair value of underlying securities	(5,066,205)
Accretion of principal related to convertible debenture	(1,491,781)

Total convertible debenture	$3,000,000

5. STOCKHOLDERS’ EQUITY

In August 2005, the Company had issued warrants for 34,286 shares of common stock with an exercise price of $3.50 to an entity for services provided. The warrants have been valued at $102,000 using the Black-Scholes option pricing model and the following assumptions: term of 3 years, a risk free interest rate of 3.5%, a dividend yield of 0% and volatility of 162%. The entire amount of $102,000 has been expensed as of March 31, 2006.

In September 2005, the Company had issued 50,000 shares of common stock for services provided with a total value of $62,500 which had been expensed as of March 31, 2006.

In November 2005 , the Company had issued 100,000 shares of common stock for services provided with a total value of $89,250 which had been expensed as of March 31, 2006.

In January 2006, the Company had issued 18,814 shares of common stock for services provided with a total value of $4,200 which had been expensed as of March 31, 2006.

In February 2006, the Company had issued 173,000 shares of common stock for services provided with a total value of $53,500, which had been expensed as of March 31, 2006.

In February 2006, the Company had issued 100,000 shares of common stock for services provided with a total value of $89,250 which had been expensed as of March 31, 2006.

INNOFONE.COM, INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

6.	BUSINESS ACQUISITIONS

On March 7, 2006, the Company entered into a Common Stock Purchase Agreement to purchase a total of 66.67% of the outstanding common stock of Digital Presence, Inc. in consideration of cash totaling $300,000 made in installment payments. The payment terms for the purchase are as follow: (a) $50,000 which was due on the initial closing on March 7, 2006; (b) $125,000 due on second closing of May 15, 2006; and (c) $125,000 due on third closing of June 15, 2006. As of March 31, 2006, the Company has paid the initial closing payment of $50,000 and has reflected such amount as a deposit on the accompanying balance sheet.

7.	SUBSEQUENT EVENTS

On April 3, 2006, the Company entered into a consulting agreement with Aurelius Consulting Group, Inc. for investor relationship in consideration of $7,500 and 12,000 shares of the Company common stock (value at $9,600) on a monthly basis which the agreement may be terminated at any time upon thirty days written notice.

On April 12, 2006, the Company entered into an Amended Non-Binding Term Sheet to acquire all of the outstanding capital stock of a company dedicated to the development and sale of IPv6 Internet applications, including secured e-mails and servers. The Amended Non-Binding Term Sheet provides that the Company pay $50,000 in cash plus shares of the Company’s common stock equal in value of $8,500,000. The Company made a non-refundable payment of $10,000 on execution of the original Non-Binding Term Sheet on or about February 20, 2006. The Company will be required to make a non-refundable deposit payments totaling $40,000 upon certain approvals of contingencies which shall be made at the Company’s sole discretion. This acquisition term sheet automatically terminates on July 1, 2006 and may be extended or terminated earlier only upon written consent of the parties. On April 18, 2006, the Company had provided an interim loan totaling $40,000 to this company maturing April 18, 2007, unsecured and with interest of 5% annually.

On April 17, 2006, the Company entered into a consulting agreement with Endeavor Capital Partners for public relations services for a three month term in consideration of a one time payment of $70,000, $20,000 per month and 100,000 shares of the Company’s common stock per month (valued at $80,000).

On April 17, 2006, the Company entered into a promissory note with its Alex Lightman, the Company’s President, to borrow $400,000. The promissory note has a maturity date of the earlier of April 17, 2007 or closing of the Company’s financing subsequent to the next and final traunche installment due under the Notes defined hereinbove, interest rate of 5% annually, unsecured and 800,000 restricted shares of the Company’s common stock. The 800,000 shares is valued at $544,000 which will be expensed as financing cost over the life of the note.

INNOFONE.COM, INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

On April 21, 2006, the Company entered into a Non-binding Term Sheet to acquire all the outstanding capital of  a company that provides mobile messaging and electronic transactions platform built to provide SMS and MMS mobile messages to replace direct mail as well as deploy existing mobile electronic transaction platform for mobile ticketing, coupons and payments.The Term Sheet provides for the Company to pay $7,500 in cash payable on execution and to issue a number of shares of the Company’s common stock equal in value to $1,500,000. This acquisition term sheet automatically terminates on June 30, 2006 and may be extended or terminated earlier only upon written consent of the parties.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.1.38 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Under our Articles of Incorporation and Bylaws, the corporation shall indemnify any individual made a party to a proceeding because he is or was an officer, director, employee or agent of the corporation against liability incurred in the proceeding, all pursuant to and consistent with the provisions of NRS 78.751, as amended from time to time.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final deposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification permitted herein is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee	$4,745.45
Legal fees and expenses	30,000.00
Accountants' fees and expenses	—
Printing expenses	1,500.00
Total	$36,245.45

All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On July 10, 2006, we issued a promissory note to 55 South Investments in the face amount of $500,000. The note bears interest at 12% per annum and matures by December 1, 2007. We have the right to repay the note without penalty. In connection with the issuance of the note, we issued (i) a five-year warrant to 55 South Investments for the right to purchase up to 2,000,000 shares of common stock at $1.00 per share; and (ii) a five year warrant to Millennium Investment Services, Inc., an affiliate of 55 South, for the right to purchase 500,000 shares of common stock at $1.00 per share. We have granted certain piggyback registration rights with respect only to the shares underlying the warrant issued to 55 South. The note is secured with approximately $2,000,000 worth of our restricted common stock and $2,000,000 worth of restricted common stock owned by Mr. Lightman, our Chief Executive Officer and President. We have granted certain demand registration rights with respect to all shares issued as security under the note. Further, we have agreed to pay to 55 South approximately $40,000 representing an origination fee and a due diligence fee.

On August 8, 2006, we issued a promissory note to Keiran Gaffney-Weinroth and Paul Weinroth (collectively the “Weinroths”) in the principal amount of $50,000, with interest at 10% per annum. The Maturity Date of the note is the earlier of: (a) one (i) year from the date of issuance; or (b) December 1, 2007. We may, at your option, prepay any and all of the amounts owing under the note, in full or the part, without penalty. In connection with the issuance of the note, we issued a five-year warrant to the Weinroths for the right to purchase 75,000 shares of our common stock at $1.00 per share. We have granted certain piggyback registration rights with respect to the shares underlying the warrant. Moreover, the note is secured by approximately $200,000 worth of our restricted common stock and $200,000 worth restricted common stock owned by Mr. Alex Lightman, our Chief Executive Officer and President.

As more fully described in this prospectus, on June 2, 2006, pursuant to a securities purchase agreement, we sold in a private placement to Cogent Capital Investments LLC (“CCI”) (i) 1,850,000 shares of our common stock (“Common Stock”) and (ii) 4,815,000 shares of our Series A Convertible Preferred Stock (“Preferred Stock”) for an aggregate purchase price of $50,000,000, which was paid in the form of U.S. Treasury Bonds (the “Bonds”). Pursuant to an Amended and Restated Certificate of Designation filed by Innofone, the Preferred Stock issued to Cogent has no voting rights, no dividend rights (unless the Board of Directors elects otherwise) and each shares of Preferred Stock shall be convertible into ten (10) shares of Common Stock, subject to certain adjustments (“Conversion Ratio”). Further, no sooner than two years after June 2, 2006, the issuance date, Innofone has the option to redeem all (but not less than all) of the outstanding Preferred Stock by paying in cash the market price (the trailing ten (10) average of the Common Stock) multiplied by the Conversion Ratio. The Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, senior to any other security issued by Innofone.

On May 25, 2006, in connection with the Repayment, Innofone issued a new promissory notes (the “New Notes”), and new stock purchase warrants (the “New Warrants”) to NIR. The New Notes are self-amortizing over a one-year time period commencing on July 1, 2006, with each installment payment due on the twelve consecutive monthly anniversaries beginning July 1, 2006. Further, pursuant to the New Notes, Innofone will pay to NIR an aggregate of $100,000 per month. The New Notes may be prepaid by Innofone at anytime without penalty; (c) upon signing of the Agreement, Innofone shall issued to NIR the New Warrants exercisable into an aggregate of 750,000 shares of Innofone’s Common Stock (the “Warrant Shares”); the New Warrants. The New Warrants shall have a term of five years and an exercise price equal to $1.79. The New Warrants may be exercised on a cashless basis only in the event that there is no effective registration statement covering the Warrant Shares. NIR may exercise the New Warrants by utilizing any amounts still owing under the New Notes. Innofone may buy back all of the New Warrants from NIR for an aggregate of $100,000 at any time prior to the New Warrants being exercised.

On April 27, 2006, Innofone entered into a term sheet with Mr. Lawrence Hughes providing for an investment by Mr. Hughes in the aggregate amount of $4,000,000 in exchange for approximately 3,478,260 shares of Innofone’s restricted common stock at $1.15 per share. Further, pursuant to the term sheet, Innofone is to issue a warrant to purchase 400,000 shares of Innofone’s restricted common stock at an exercise price equal to eighty percent (80%) of the five (5) day trading average close price of Innofone’s common stock. Definitive agreements between Innofone and Mr. Hughes are being finalized.

In connection with our Stock Purchase Agreement, dated August 8, 2005, we issued securities to Mr. Alex Lightman in exchange for 100% of the issued and outstanding shares of IPv6 Summit, Inc. Specifically, we issued a promissory note in the principal face amount of $1,000,000 and issued 33,333,000 shares of our restricted common stock. On October 17, 2005, we amended and restated our promissory note originally issued to Mr. Alex Lightman on October 12, 2005. The principal face amount of the note is $1,000,000 and bears interest at the rate of four percent (4%) per annum The note was amended and restated to provide for a repayment schedule which is to coincide with the timing that Innofone receives the Traunches.

ITEM 27. EXHIBITS

(a) Exhibits

All references to Innofone's Forms 8-K, 10-K, 10-QSB and 10-KSB include reference to File No. 0-31949

(a) Exhibits

Exhibit No.	Document
3.1	Articles of Incorporation of Innofone.com, Incorporated,as amended (incorporated by reference to Exhibit 3.1 filed with Innofone's Form 10-KSB on October 14, 2005)*

3.1(a)
Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock of Innofone.com, Incorporated (filed as Exhibit 3.1 to Current Report on Form 8-k filed June 8, 2006 and incorporated herein by reference)

3.2	Bylaw, as amended (incorporated by reference to Exhibit 3.1 filed with Innofone's Form 10-KSB on October 14, 2005)*

4	Specimen of Common Stock certificate (1)

5.1	Consent of Gersten Savage LLP (1)

10.1	Employment Agreement between Innofone and Gerard Casale, Jr., dated September 6, 2005 (incorporated by reference to Exhibit 3.1 filed with Innofone's Form 10-KSB on October 14, 2005)*

10.2	Employment Agreement between Innofone and Frederic D. Geesey, dated September 22, 2005 (incorporated by reference to Exhibit 3.1 filed with Innofone's Form 10-KSB on October 14, 2005)*

10.3
Stock Purchase Agreement between Innofone and Alex Lightman, dated August 8, 2005 (incorporated by reference to Exhibit 10.1 filed with Innofone's Form 8-K on August 19, 2005 (“August 8-K”) as amended on October 31, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 4, 2005)*

10.4	Investment Agreement between Innofone and Alex Lightman, dated August 8, 2005 (incorporated by reference to Exhibit 10.2 filed with Innofone's August 8-K)*

10.5	Form of Callable Secured Convertible Note, dated August August 31, 2005 (1)

10.6	Stock Purchase Agreement between Innofone and various investors, dated August 31, 2005 (1)

10.7	Security Agreement between Innofone and certain secured parties, dated August 31, 2005 (1)

10.8	Guaranty and Pledge Agreement between Innofone, Alex Lightman and certain Pledgees, dated August 31, 2005 (1)

10.9	Form of Stock Purchase Warrant issued by Innofone to various investors, dated August 31, 2005 (1)

10.10	Commercial Lease between Innofone and Barrington Pacific, LLC, dated October 7, 2003 (incorporated by reference to Exhibit 3.1 filed with Innofone's Form 10-KSB on October 14, 2005)*

10.11	Form of Promissory Note, dated October 12, 2005 issued to Alex Lightman (incorporated by reference to Exhibit 3.1 filed with Innofone's Form 10-KSB on October 14, 2005)*

10.12	Amended and Restated Promissory Note, dated October 17, 2005 issued to Alex Lightman (2)

10.13	Intellectual Property Security Agreement (filed as Exhibit 99.4 to Current Report on Form 8-K, filed August 31, 2005 and incorporated herein by reference)*

10.14	Registration Rights Agreement between Innofone and various investors, dated August 31, 2005 (1)

10.15	Common Stock Purchase Agreement between Innofone and Digital Presence, Inc., dated March 7, 2006 (1)

10.16	Registration Rights Agreement between Innofone and digital Presence, Inc., dated March 7, 2006 (1)

10.17	Letter Agreement, dated as of May 25, 2006, by and between Innofone and the NIR Group (filed as Exhibit 10.1 to Current Report on Form 8-k, dated June 1, 2006 and incorporated herein by reference)*

10.18	Form of Note issued by Innofone, dated May 25, 2006 (filed as Exhibit 10.2 to Current Report on Form 8-k, dated June 1, 2006 and incorporated herein by reference)*

10.19	Form of Warrant issued by Innofone, dated May 25, 2006 (filed as Exhibit 10.3 to Current Report on Form 8-k, dated June 1, 2006 and incorporated herein by reference)*

10.20
Registration Rights Agreement, dated May 25, 2006, by and between Innofone and the NIR Group 2006 (filed as Exhibit 10.3 to Current Report on Form 8-k, dated June 1, 2006 and incorporated herein by reference)*

10.21
Securities Purchase Agreement by and between Innofone and Cogent Capital Investments LLC and Cogent Capital Financial LLC, dated June 2, 2006 (filed as Exhibit 10.1 to Current Report on Form 8-k, dated June 8, 2006 and incorporated herein by reference)*

10.22
Escrow Agreement by and between Innofone and Cogent Capital Investments LLC and Cogent Capital Financial LLC, dated June 2, 2006 (filed as Exhibit 10.2 to Current Report on Form 8-k, dated June 8, 2006 and incorporated herein by reference)*

10.23
ISDA Master Agreement by and between Innofone and Cogent Capital Financial LLC, dated June 2, 2006 (filed as Exhibit 10.3 to Current Report on Form 8-k, dated June 8, 2006 and incorporated herein by reference)*

10.24
Equity Swap Confirmation by and between Innofone and Cogent Capital Financial LLC, dated June 2, 2006 (filed as Exhibit 10.4 to Current Report on Form 8-k, dated June 8, 2006 and incorporated herein by reference)*

10.25
Credit Support Annex by and between Innofone and Cogent Capital Financial LLC, dated June 2, 2006 (filed as Exhibit 10.5 to Current Report on Form 8-k, dated June 8, 2006 and incorporated herein by reference)*

10.26
Registration Rights Agreement, by and between Innofone and Cogent Capital Investments LLC and Cogent Capital Financial LLC, dated June 2, 2006 (filed as Exhibit 10.6 to Current Report on Form 8-k, dated June 8, 2006 and incorporated herein by reference)*

10.27	Warrant issued by Innofone to Cogent Capital Financial LLC, dated June 2, 2006 (filed as Exhibit 10.7 to Current Report on Form 8-k, dated June 8, 2006 and incorporated herein by reference)*

10.28	Promissory Note issued to 55 South Investment, dated July 10, 2006 (filed as Exhibit 10.1 to Current Report on Form 8-K, dated July 13, 2006 (“July 8-K”) and incorporated herein by reference)*

10.29	Registration Rights Agreement between Innofone and 55 South Investments, dated July 10, 2006 (filed as Exhibit 10.2 to the July 8-K and incorporated herein by reference)*

10.30	Guaranty and Pledge Agreement between Innofone, Alex Lightman and 55 South Investments, dated July 10, 2006 (filed as Exhibit 10.3 to the July 8-K and incorporated herein by reference)*

10.31	Warrant issued to 55 South Investment, dated July 10, 2006 (filed as Exhibit 10.4 to the July 8-K and incorporated herein by reference)*

10.32	Warrant issued to Millennium Investment Service, Inc., dated July 10, 2006 (filed as Exhibit 10.5 to the July 8-K and incorporated herein by reference)*

10.33	Agreement and Plan of Merger, dated July 1, 2006, by and among Innofone.com, Mobile Tech Acquisition Corp; a wholly owned subsidiary of Innofone, Mobile Technology Group, Inc. and its shareholders (Filed as Exhibit 10.1 to the August 10, 2006 Form 8-K and incorporated herein by reference)*

10.34	Promissory Note issued to Keiran Gaffney Weinroth and Paul Weinroth, (the "Weinroths") dated August 8, 2006 (1)

10.35	Registration Rights Agreement between Innofone and the Weinroths, dated August 8, 2006 (1)

10.36	Guaranty and Pledge Agreement between Innofone and the Weinroths, dated August 8, 2006 (1)

10.37	Warrant issued to the Weinroths, dated August 8, 2006 (1)

21	List of Company's subsidiaries (incorporated by reference to Exhibit 3.1 filed with Innofone's Form 10-KSB on October 14, 2005)*

23.1	Consent of Gersten Savage LLP (included in Exhibit 5.1 hereto) (1)

23.2	Consents of DeJoya Griffith & Company, LLC(1)

23.3	Consents of Denzinger and Hochman(1)

* Incorporated by reference as stated therein
(1) Filed herewith
(2) Previously filed with Registration Statement on Form SB-2 on October 27, 2005 and Incorporated herein by reference.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act:

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communication, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter)

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That for the purpose of determining any liability under the Securities Act to any purchaser:

 (i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3)(ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x)(ss.230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Monica, California, on August 28, 2006.

INNOFONE.COM, INCORPORATED

By:	/s/ Alex Lightman
Alex Lightman, Chief Executive Officer, President and Principal Accounting Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this amended report has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Alex Lightman	Chief Executive Officer, President, Principal Accounting Officer and Director	August 28, 2006
Alex Lightman

/s/ Peter Maddocks	Director	August 28, 2006
Peter Maddocks

/s/Jim Bacchus	Vice-President of Consulting	August 28, 2006
Jim Bacchus

/s/ Paul Shephard	Secretary	August 28, 2006
Paul Shephard